Filed pursuant to Rule 424(b)(3)

Registration No. 333-256998

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus Dated June 21, 2021)

AbCellera Biologics Inc.

12,000,000 Common Shares

This prospectus supplement no. 1 supplements the prospectus dated June 21, 2021, relating to the offering and resale of up to 12,000,000 common shares, no par value per share, to be sold by the selling shareholders identified in the prospectus.

This prospectus supplement incorporates into the prospectus the information contained in the attached Current Report on Form 10-Q, which was filed with the Securities and Exchange Commission on June 21, 2021.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our securities are currently trading on the Nasdaq Global Select Market under the stock symbol ABCL.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 17, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2021

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________ to _________

Commission File Number: 001-39781

AbCellera Biologics Inc.

(Exact Name of Registrant as Specified in its Charter)

British Columbia	Not Applicable
( State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2215 Yukon Street Vancouver, BC	V5Y 0A1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 559-9005

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, no par value per share	ABCL	The Nasdaq Stock Market

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).     Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).     Yes  ☐    No  ☒

As of August 10, 2021, the registrant had  278,703,884 common shares, no par value per share, outstanding.

i

Summary of the Material and Other Risks Associated with Our Business

Our business is subject to numerous material and other risks and uncertainties. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this Quarterly Report, including our financial statements and related notes hereto. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. The risks and uncertainties described below may change over time and other risks and uncertainties, including those that we do not currently consider material, may impair our business. These risks include, but are not limited to, the following:

•	We have incurred losses in certain years since inception and we may not be able to generate sufficient revenue to maintain profitability.
•

Our quarterly and annual operating results have fluctuated significantly in the past and may fluctuate significantly in the future, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations.

•	Our commercial success depends on the quality of our antibody discovery platform and technological capabilities and their acceptance by new and existing partners in our market.
•	If we cannot maintain and expand current partnerships and enter into new partnerships that generate discovery programs for antibodies, our business could be adversely affected.
•	In recent periods, we have depended on a limited number of partners for our revenue, the loss of any of which could have an adverse impact on our business.
•

Biopharmaceutical drug development is inherently uncertain, and it is possible that none of the drug candidates discovered using our platform that are further developed will receive marketing approval or become viable commercial products, on a timely basis or at all.

•	The failure of our partners to meet their contractual obligations to us could adversely affect our business.
•	We may be unable to manage our current and future growth effectively, which could make it difficult to execute on our business strategy.
•

We have invested, and expect to continue to invest, in research and development efforts that further enhance our antibody discovery platform. Such investments in technology are inherently risky and may affect our operating results. If the return on these investments is lower or develops more slowly than we expect, our revenue and operating results may suffer.

•

Our partnership programs have significant discretion in determining when and whether to make announcements, if any, about the status of our partnerships, including about clinical developments and timelines for advancing collaborative programs, and the price of our common shares may decline as a result of announcements of unexpected results or developments.

•

Our partners may not achieve projected discovery and development milestones and other anticipated key events in the expected timelines or at all, which could have an adverse impact on our business and could cause the price of our common shares to decline.

•

The life sciences and biotech platform technology market is highly competitive, and if we cannot compete successfully with our competitors, we may be unable to increase or sustain our revenue, or sustain profitability.

•	Our success depends on our ability to protect our intellectual property.
•	Our future success depends on our ability to retain key executives and attract, retain and motivate qualified personnel.
•

In connection with the audit of our financial statements as of and for the years ended December 31, 2019, a material weakness in our internal control over financial reporting was identified and we may identify additional material weaknesses in the future.

•	Sales of a substantial number of our common shares in the public market could cause our share price to fall significantly, even if our business is doing well.

Investing in our common shares involves a high degree of risk. You should carefully consider the following risks and uncertainties, together with all other information in this Quarterly Report on Form 10-Q, including our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our other filings with the Securities and Exchange Commission, or the SEC, before investing in our common stock. Any of the risk factors we describe below could adversely affect our business, financial condition or results of operations. The market price of our common stock could decline if one or more of these risks or uncertainties were to occur, which may cause you to lose all or part of the money you paid to buy our common shares. Additional risks that are currently unknown to us or that we currently believe to be immaterial may also impair our business. Certain statements below are forward-looking statements. See “Forward-Looking Information” in this Quarterly Report on Form 10-Q.

ii

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

AbCellera Biologics Inc.

Condensed Consolidated Balance Sheets

(All figures in U.S. dollars. Amounts are expressed in thousands except share data)

(Unaudited)

	December 31, 2020	June 30, 2021
Assets
Current assets:
Cash and cash equivalents	$594,116	$792,571
Accounts receivable	903	2,799
Accrued accounts receivable	212,336	62,085
Other current assets	5,970	6,547
Total current assets	813,325	864,002
Long term assets:
Property and equipment, net	17,923	87,479
Intangible assets	115,153	110,223
Goodwill	31,500	31,500
Investments in and loans to equity accounted investees	19,247	42,705
Other long-term assets	8,388	15,947
Total long-term assets	192,211	287,854
Total assets	$1,005,536	$1,151,856
Liabilities and shareholders' equity
Current liabilities:
Accounts payable and other liabilities	$20,195	$18,276
Current portion of contingent consideration payable	13,411	11,572
Income taxes payable	36,152	5,822
Accrued royalties payable	27,143	23,520
Deferred revenue	6,589	10,568
Total current liabilities	103,490	69,758
Long-term liabilities:
Operating lease liability	3,715	31,020
Deferred revenue and grant funding	25,894	46,618
Contingent consideration payable	9,148	9,614
Deferred tax liability	26,161	25,510
Other long-term liabilities	6,620	1,657
Total long-term liabilities	71,538	114,419
Total liabilities	175,028	184,177
Commitments and contingencies
Shareholders' equity:
Common shares: no par value, unlimited authorized shares at December 31, 2020 and June 30, 2021: 269,497,768 and 276,982,678 shares issued and outstanding at December 31, 2020 and June 30, 2021 respectively	710,387	714,758
Additional paid-in capital	5,919	21,669
Accumulated other comprehensive income	-	2,152
Accumulated earnings	114,202	229,100
Total shareholders' equity	830,508	967,679
Total liabilities and shareholders' equity	$1,005,536	$1,151,856

The accompanying notes are an integral part of these condensed consolidated financial statements.

AbCellera Biologics Inc.

Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(All figures in U.S. dollars. Amounts are expressed in thousands except share and per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2021	2020	2021
Revenue:
Research fees	$8,228	$5,215	$12,885	$9,201
Licensing revenue	-	263	-	20,522
Milestone payments	3,000	1,000	3,000	8,000
Royalty revenue	-	21,165	-	192,661
Total revenue	11,228	27,643	15,885	230,384
Operating expenses:
Royalty fees	-	3,610	-	23,622
Research and development(1)	9,144	15,046	13,262	27,403
Sales and marketing(1)	547	1,295	984	3,869
General and administrative(1)	1,498	11,203	3,148	17,688
Depreciation and amortization	893	3,522	1,467	6,827
Total operating expenses	12,082	34,676	18,861	79,409
Income (loss) from operations	(854)	(7,033)	(2,976)	150,975
Other (income) expense
Other (income) expense	293	(314)	1,294	(645)
Grants and incentives	(7,850)	(4,646)	(8,880)	(7,794)
Total other income	(7,557)	(4,960)	(7,586)	(8,439)
Net earnings (loss) before income tax	6,703	(2,073)	4,610	159,414
Provision for income tax	-	250	-	44,516
Net earnings (loss)	$6,703	$(2,323)	$4,610	$114,898
Foreign currency translation adjustment	-	2,152	-	2,152
Comprehensive income (loss)	$6,703	$(171)	$4,610	$117,050

Net earnings (loss) per share attributable to common shareholders
Basic	$0.03	$(0.01)	$0.02	$0.42
Diluted	$0.03	$(0.01)	$0.02	$0.36
Weighted-average common shares outstanding
Basic	152,326,424	272,196,107	152,091,589	270,953,541
Diluted	260,810,864	272,196,107	226,039,616	321,555,443

The accompanying notes are an integral part of these condensed consolidated financial statements.

1Exclusive of depreciation and amortization

AbCellera Biologics Inc.

Condensed Consolidated Statements of Stockholders’ Equity

(All figures in U.S. dollars. Amounts are expressed in thousands except share data)

(Unaudited)

	Series A1 Preferred Shares		Series A2 Preferred Shares		Common Shares		Additional Paid-in	Accumulated Earnings	Accumulated Other Comprehensive	Total Shareholders'
(in thousands, except share data)	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	Income	Equity
Balances as of December 31, 2020	-	$-	-	$-	269,497,768	$710,387	$5,919	$114,202	$-	$830,508
Shares issued under stock option plan	-	-	-	-	1,428,162	752	(579)	-	-	173
Stock-based compensation expense	-	-	-	-	-	-	4,021	-	-	4,021
Reclassification of liability classified options	-	-	-	-	-	-	5,201	-	-	5,201
Net earnings	-	-	-	-	-	-	-	117,221	-	117,221
Balances as of March 31, 2021	-	$-	-	$-	270,925,930	$711,139	$14,562	$231,423	$-	$957,124
Shares issued under stock option plan	-	-	-	-	6,056,748	3,619	(1,840)	-	-	1,779
Share-based compensation expense	-	-	-	-	-	-	8,473	-	-	8,473
Reclassification of liability classified options	-	-	-	-	-	-	474	-	-	474
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	2,152	2,152
Net loss	-	-	-	-	-	-	-	(2,323)	-	(2,323)
Balances as of June 30, 2021	-	$-	-	$-	276,982,678	$714,758	$21,669	$229,100	$2,152	$967,679

	Series A1 Preferred Shares		Series A2 Preferred Shares		Common Shares		Additional Paid-in	Accumulated Earnings	Accumulated Other Comprehensive	Total Shareholders'
(in thousands, except share data)	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	Income	Equity
Balances as of December 31, 2019	2,105,264	$7,546	-	$-	151,681,382	$5,122	$2,300	$(4,716)	$-	$10,252
Issuance of Series A2 preferred shares	-	-	6,017,784	74,662	-	-	-	-	-	74,662
Shares issued under stock option plan	-	-	-	-	535,000	235	(111)	-	-	124
Share-based compensation expense	-	-	-	-	-	-	744	-	-	744
Net loss	-	-	-	-	-	-	-	(2,093)	-	(2,093)
Balances as of March 31, 2020	2,105,264	$7,546	6,017,784	$74,662	152,216,382	$5,357	$2,933	$(6,809)	$-	$83,689
Shares issued under stock option plan	-	-	-	20	300,038	16	-	-	-	36
Share-based compensation expense	-	-	-	-	-	-	464	-	-	464
Net loss	-	-	-	-	-	-	-	6,703	-	6,703
Balances as of June 30, 2020	2,105,264	$7,546	6,017,784	$74,682	152,516,420	$5,373	$3,397	$(106)	$-	$90,892

The accompanying notes are an integral part of these condensed consolidated financial statements.

AbCellera Biologics Inc.

Condensed Consolidated Statements of Cash Flows

(Expressed in thousands of U.S. dollars)

(Unaudited)

	Six months ended June 30,
	2020	2021
Cash flows from operating activities:
Net income	$4,610	$114,898
Cash flows from operating activities:
Depreciation of property and equipment	1,467	1,897
Amortization of intangible assets	-	4,930
Amortization of operating lease right-of-use-assets	259	1,354
Stock-based compensation	1,843	13,900
Deferred tax expense	-	756
Other	(245)	(419)
Changes in operating assets and liabilities:
Accounts and accrued research fees receivable	(9,220)	(28,339)
Accrued royalties receivable	-	172,768
Income taxes payable	-	(30,330)
Accounts payable and accrued liabilities	1,510	(3,640)
Deferred revenue	24,435	4,848
Accrued royalties payable	-	(3,623)
Operating lease liabilities	372	(364)
Deferred grant income	2,044	22,349
Other assets	(1,862)	(3,757)
Net cash provided by operating activities	25,213	267,228
Cash flows from investing activities:
Purchases of property and equipment	(4,286)	(40,448)
Purchase of intangible assets	(5,000)	-
Repayment of loan to related parties	1,573	-
Receipt of grant funding	-	4,520
Long-term investments	-	(5,034)
Investment in and loans to equity accounted investees	-	(20,510)
Net cash used in investing activities	(7,713)	(61,472)
Cash flows from financing activities:
Repayment of long-term debt	(1,971)	(1,823)
Payment of contingent consideration	-	(2,550)
Proceeds from long-term debt	15,509	872
Payment of liability for in-licensing agreement	-	(5,000)
Short-term borrowings	(387)	-
Issuance of common shares pursuant to exercise of stock options	251	1,883
Proceeds from issuance of preferred shares - series A2 financing	74,682	-
Net cash provided by (used in) financing activities	88,084	(6,618)
Effect of exchange rate changes on cash and cash equivalents	-	(683)
Increase in cash and cash equivalents	105,584	198,455
Cash and cash equivalents, beginning of period	7,553	594,116
Cash and cash equivalents, end of period	$113,137	$792,571
Supplemental disclosure of non-cash investing and financing activities
Right-of-use assets obtained in exchange for operating lease obligation	567	29,573
Purchase of intangible assets in exchange for in-licensing agreement payable	9,060	-

The accompanying notes are an integral part of these condensed consolidated financial statements.

AbCellera Biologics Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(Unaudited)

1. Nature of operations

AbCellera Biologics Inc.’s (the “Company”) mission is to improve health with technologies that transform the way that antibody-based therapies are discovered. The Company aims to become the centralized operating system for next generation antibody discovery. The Company’s full-stack, AI-powered drug discovery platform searches and analyzes the database of natural immune systems to find antibodies that can be developed as drugs. The Company believes its technology increases the speed and the probability of success of therapeutic antibody discovery, including enabling discovery against targets that may otherwise be intractable. To advance the clinical pipeline of drug candidates, the Company forges partnerships with drug developers of all sizes, from large cap pharmaceutical to small biotechnology companies.

2.  Basis of presentation

The accompanying interim condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC for interim financial information. Accordingly, these financial statements do not include all the information and footnotes required for complete financial statements and should be read in conjunction with the audited consolidated financial statements of the Company and the accompanying notes thereto for the year ended December 31, 2020.

These unaudited interim condensed consolidated financial statements reflect all adjustments, consisting solely of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of results for the interim periods presented. The results of operations for the three and six months ended June 30, 2020 and 2021 are not necessarily indicative of results that can be expected for a full year. These unaudited interim condensed consolidated financial statements follow the same significant accounting policies as those described in the notes to the audited consolidated financial statements of the Company for the year ended December 31, 2020, except for the new accounting guidance adopted during the period (Note 8 and Note 13).

All amounts expressed in the consolidated financial statements of the Company and the accompanying notes thereto are expressed in thousands of U.S. dollars, except for share and per share data and where otherwise indicated. References to “$” are to U.S. dollars and references to “C$” and “CAD” are to Canadian dollars.

3. Significant accounting policies

Use of estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas of significant estimates include, but are not limited to, revenue recognition including estimated timing of completion of performance obligations and determining whether an option for additional goods or services represents a material right, recoverability of investment tax credits receivable, value of contingent consideration payable and the fair value of stock-based compensation awards. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could significantly differ from those estimates.

COVID-19 Pandemic

With the global spread of the ongoing COVID-19 pandemic, the Company has implemented business continuity plans designed to address and mitigate the impact of the COVID-19 pandemic on its employees and its business. The Company has taken measures to secure its research and development activities, while work in its laboratories and facilities has been re-organized to reduce risk of COVID-19 transmission. Given the global economic impact, the overall disruption of global healthcare systems and the other risks and uncertainties associated with the pandemic, the Company’s business, financial condition, and results of operations could be materially adversely affected. The spread of more contagious strains, such as the Delta variant, could cause the COVID-19 pandemic to last longer than expected and could result in the reinstatement of restrictive orders that could disrupt our business. The Company continues to closely monitor the COVID-19 pandemic as it evolves its business continuity plans and response strategy. As of the date of these financial statements, the Company is not aware of any specific event or circumstance that would require the Company to update its estimates, assumptions and judgments or revise the carrying value of its assets or liabilities. Actual results could differ from these estimates, and any such differences may be material to the Company’s financial statements.

Recent accounting pronouncements not yet adopted

The Company has reviewed recent accounting pronouncements and concluded that they are either not applicable to the Company or that there was no material impact or no material impact is expected in the consolidated financial statements as a result of future adoption.

4. Net Earnings (Loss) per share

Basic and diluted net earnings (loss) per share attributable to common shareholders was calculated as follows:

	Three months ended June 30,		Six months ended June 30,
	2020	2021	2020	2021
	(in thousands, except share and per share data)		(in thousands, except share and per share data)
Basic earnings (loss) per share
Net earnings (loss)	$6,703	$(2,323)	$4,610	$114,898
Less: earnings allocated to Preferred Shareholders	(2,331)	-	(1,207)	-
Net earnings (loss) attributable to common shareholders - basic	$4,372	$(2,323)	$3,403	$114,898
Weighted-average common shares outstanding - basic	152,326,424	272,196,107	152,091,589	270,953,541
Net earnings (loss) per share attributable to common shareholders - basic	$0.03	$(0.01)	$0.02	$0.42
Diluted earnings (loss) per share
Net earnings (loss) attributable to common shareholders - diluted	$6,703	$(2,323)	$4,610	$114,898
Weighted-average common shares outstanding - basic	152,326,424	272,196,107	152,091,589	270,953,541
Stock options and RSUs	27,253,960	-	19,980,436	50,601,902
Convertible Preferred Shares	81,230,480	-	53,967,591	-
Weighted-average common shares outstanding - diluted	260,810,864	272,196,107	226,039,616	321,555,443
Net earnings (loss) per share attributable to common shareholders - diluted	$0.03	$(0.01)	$0.02	$0.36

The Company’s potentially dilutive securities, which include stock options and restricted share units (“RSUs”), have been excluded from the computation of diluted net loss per share for the three months ended June 30, 2021, as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding for the three months ended June 30, 2021 used to calculate both basic and diluted net loss per share attributable to common shareholders is the same.

The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net earnings (loss) per share attributable to common shareholders for the periods indicated because including them would have had an anti-dilutive effect:

	Three months ended June 30,		Six months ended June 30,
	2020	2021	2020	2021
Options to purchase common shares	-	47,221,295	-	-
Convertible preferred shares	-	-	-	-
Total potential common shares excluded	-	47,221,295	-	-

5. Other current assets

Other current assets consisted of the following:

	December 31, 2020	June 30, 2021
	(in thousands)
Tax and investment tax credit receivable	$489	$422
Prepaid expenses	4,073	4,916
Materials and supplies	1,408	1,209
Total other current assets	$5,970	$6,547

6. Property and equipment, net

Property and equipment, net consisted of the following:

	December 31, 2020	June 30, 2021
	(in thousands)
Computers	$6,324	$6,982
Land	-	33,044
Laboratory equipment	9,423	15,114
Furniture and fixtures	119	119
Leasehold improvements	3,708	7,143
Operating lease right-of-use assets	3,935	32,418
Property and equipment	23,509	94,820
Less accumulated depreciation	(5,586)	(7,341)
Property and equipment, net	$17,923	$87,479

Depreciation expense on property and equipment for the three and six months ended June 30, 2020 was $1.1million and $1.5 million, respectively, and $1.1 million and $1.9 million, for the three and six months ended June 30, 2021, respectively.

7. Intangible assets:

Intangible assets consisted of the following:

	June 30, 2021
	Gross carrying amount	Accumulated amortization	Net book value
	(in thousands)
License	$35,873	$6,086	$29,787
Technology	41,400	1,364	40,036
IPR&D	40,400	-	40,400
	$117,673	$7,450	$110,223

At June 30, 2021, amortization expense on intangible assets is estimated to be as follows for each of the next five years:

Amortization Expense
(in thousands)
2021	$9,860
2022	9,860
2023	8,238
2024	3,476
2025	3,476
$34,910

8. Investments in and loans to equity accounted investees

The Company has entered into two joint ventures as part of the construction of future office and laboratory headquarters. During 2020, the Company entered into a joint venture with Dayhu (Dayhu JV). At June 30, 2021, the equity investment balance of $20.8 million represents the contributions made since inception. In March, 2021, the Company entered into the Beedie joint venture (Beedie JV). To date we have contributed $12.9 million into the Beedie JV. To date, the Company has not recorded any amount of proportionate income or loss with respect to either venture.

In March, 2021, the Company made a commitment of up to CAD$82.7 million ($61.5 million) to the Dayhu JV to fund the construction at a rate referenced to an applicable Canadian bank prime rate plus 0.6%, and repayment on the earlier of thirty months from the date of initial advancement and September 1, 2023, or upon the trigger of certain liquidity events as defined in the agreement. The loan is secured by the underlying land and future assets of the joint venture. At June 30, 2021, the outstanding related party loan balance was $9.0 million to the joint venture.

The functional currency of the subsidiaries holding our interest in the Dayhu JV and Beedie JV is the Canadian dollar.  The accounts for these subsidiaries are translated into US dollars using the period-end exchange rate for assets and liabilities and the average exchange rates during the period for revenues, expenses, gains, and losses.  Foreign exchange gains and losses arising from the translation of these subsidiaries' assets and liabilities are included in "Other comprehensive income".

9. Accounts payable and other liabilities

Accounts payable and other liabilities consisted of the following:

	December 31, 2020	June 30, 2021
	(in thousands)
Accounts payable and accrued liabilities	$7,130	$5,605
Liability for in-licensing agreement	5,000	4,670
Operating lease liability	675	2,220
Liability classified options	4,270	-
Payroll liabilities payable	1,988	2,346
Current portion of deferred grant funding	942	3,435
Current portion of long-term debt	190	-
Total accounts payable and other liabilities	$20,195	$18,276

10. Shareholders’ equity

Sixth Amended and Restated Stock Option Plan:

The Company maintains the AbCellera Biologics Inc. Sixth Amended and Restated Stock Option Plan and our Pre-IPO Plan. Any awards granted under the Pre-IPO Plan will remain subject to the terms of our Pre-IPO Plan and applicable award agreements.

During the six months ended June 30, 2021, all employee option holders whose awards were liability-classified elected to convert the currency of their option exercise price from Canadian dollars to U.S. dollars for administrative convenience. As a result of the modification, $5.7 million was reclassified from liability to equity.

2020 Share Option and Incentive Plan:

Our 2020 Share Option and Incentive Plan, or 2020 Plan, was approved by our board of directors on November 18, 2020 and approved by our shareholders on December 1, 2020.

As of June 30, 2021, the number of shares available for issuance under the 2020 Plan was 19,232,412, which includes awards granted and outstanding under the Pre-IPO Plan that are forfeited after December 10, 2020.

2020 Employee Share Purchase Plan:

In December 2020, the Company’s Board of Directors approved the 2020 Employee Share Purchase Plan, or the 2020 ESPP. A total of 2,700,000 shares of common stock was initially reserved for issuance under the ESPP. At June 30, 2021 the Company had not yet commenced the ESPP.

The following table summarizes the Company’s stock option activity under the Pre-IPO Plan since December 31, 2020:

	Number of Shares	Weighted- Average Exercise Price
Outstanding as of December 31, 2020	53,204,810	$0.71
Granted	-	-
Exercised	(7,484,910)	0.27
Forfeited	(44,000)	1.22
Outstanding as of June 30, 2021	45,675,900	0.78
Options exercisable as of June 30, 2021	18,046,454	$0.27

The following table summarizes the Company’s stock option activity under the 2020 Plan since December 31, 2020:

	Number of Shares	Weighted- Average Exercise Price
Outstanding as of December 31, 2020	1,260,840	$20.00
Granted	528,934	42.74
Exercised	-	-
Forfeited	(23,716)	23.29
Outstanding as of June 30, 2021	1,766,058	$26.77
Options exercisable as of June 30, 2021	-	-

As part of the 2020 Plan, restricted share units (RSUs) were available to be granted and are subject to annual vesting. The following table summarizes the Company’s RSU activity under the 2020 Plan since December 31, 2020:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding as of December 31, 2020	-	$-
Granted	259,314	45.58
Exercised
Forfeited	(2,300)	41.47
Outstanding as of June 30, 2021	257,014	$45.62

Stock-based compensation:

Stock-based compensation expense was classified in the consolidated statements of income (loss) and comprehensive income (loss) as follows:

	Three months ended June 30,		Six months ended June 30,
	2020	2021	2020	2021
	(in thousands)		(in thousands)
Research and development	$483	$3,720	$1,099	$6,877
General and administrative	86	4,592	694	5,907
Sales and marketing	37	161	50	1,116
	$606	$8,473	$1,843	$13,900

At December 31, 2020, there were 1,012,000 liability classified options outstanding, of which $4.3 million was included in other liabilities. At June 30, 2021, there were no outstanding liability classified options.

11. Revenue

The disaggregated revenue categories are presented on the face of the statement of income (loss) and comprehensive income (loss).

Deferred revenue

Deferred revenue represents payments received for performance obligations not yet satisfied and are presented as current or long-term in the accompanying balance sheets based on the expected timing of satisfaction of the underlying goods and/or services.

Deferred revenue outstanding in each respective period is as follows:

(in thousands)	December 31, 2019	June 30, 2020	December 31, 2020	June 30, 2021
Deferred revenue	$(5,544)	$(28,909)	$(26,230)	$(31,232)

During the three and six months ended June 30, 2020, the Company recognized $2.1 million and $5.0 million, respectively, and $1.8 million and $3.4 million during the three and six months ended June 30, 2021, respectively, of revenue that had been included in deferred revenue in the previous year.

In March of 2020, the Company entered into a research collaboration and license agreement with Eli Lilly pursuant to which the Company will perform discovery research for several targets for Eli Lilly to develop and commercialize. Under the agreement, the Company is entitled to receive an aggregate of up to $29.0 million of milestone payments as well as royalties in the low single digits based on net sales for non-COVID-19 targets and in the low- to mid-teens for aggregate sales below $125.0 million and mid-teens to mid-twenties on aggregate sales above $125.0 million.

The agreement resulted in an initial upfront payment of $26.7 million, of which $21.9 million was included in deferred revenue at December 31, 2020. In the six months ended June 30, 2021, the Company received an additional $1.1 million in payments, for total payments received in respect of this agreement of $27.8 million to date. The Company recognized $1.2 million and $1.9 million in the three and six months ended June 30, 2021, respectively. The Company expects to recognize approximately $7.8 million in revenue in the next 12 months related to these payments under the agreement.

Of the remaining deferred revenue balance of $10.7 million, which is related to various other agreements, approximately $2.8 million is expected to be recognized in revenue in the next 12 months.

License revenue

For the licenses to our intellectual property the Company recognizes revenue from non-refundable, up-front fees when the license is transferred to the customer and the customer is able to use and benefit from the license. For the three and six months ended June 31, 2021, the Company recognized $0.3 million and $20.5 million, respectively, from license revenue relating to license of the Trianni platform.

12. Financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy established by U.S. GAAP that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, loans to related parties, accounts payable and accrued liabilities and royalties payable, operating lease obligations, long-term debt, and contingent consideration payable. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and bank indebtedness approximate their fair values due to the immediate and short-term maturity of these financial instruments. The fair value of loans to related party approximate the carrying value as the interest rates approximate the rates applicable for non-related party loans.

At December 31, 2020 and June 30, 2021, the carrying value of long-term debt was $2.2 million and $1.7 million, respectively, and the amounts have been included in other long-term liabilities on the balance sheet. The estimated fair value amounts of long-term debt of $2.3 million and $2.2 million at December 31, 2020 and June 30, 2021, respectively, are classified as Level 2 and have been determined by discounting future principal and interest amounts at estimated interest rates expected to be available to the Company at period end.

Contingent consideration related to business acquisitions is recorded at fair value on the acquisition date and adjusted on a recurring basis for changes in its fair value. Changes in the fair value of contingent consideration liabilities can result from changes in anticipated payments and changes in assumed discount periods and rates. These inputs are unobservable in the market and are therefore categorized as Level 3 inputs.

The following table presents the changes in fair value of the liability for contingent consideration:

(in thousands)	Liability at beginning of the period	Increase (decrease) in fair value of liability for contingent consideration	Repayment of contingent consideration	Liability at end of the period
Six months ended June 30, 2021	$22,559	$1,177	$(2,550)	$21,186

13. Commitments, contingencies, and leases

From time to time, the Company may become involved in routine litigation arising in the ordinary course of business. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company does not have contingency reserves established for any litigation liabilities and any of the costs related to such legal proceedings are expensed as incurred.

The Company may enter into certain agreements with strategic partners in the ordinary course of operations that may include contractual milestone payments related to the achievement of pre-specified research, development, regulatory and commercialization events and indemnification provisions, which are common in such agreements.

Pursuant to the agreements, the Company may be obligated to make research and development and regulatory milestone payments upon the occurrence of certain events and upon receipt of royalty payments in the low single-digits to mid-twenties based on certain net sales targets. During the three and six months ended June 30, 2021, the Company has expensed approximately $3.6 million and $23.6 million, respectively, related to such obligations, of which that same amount is included in current liabilities.

In the normal course of business, we may enter into collaborative and other similar arrangements with respect to the development and commercialization of potential drug candidates. Collaborative arrangements are contractual agreements with third parties that involve a joint operating activity, typically a research and/or commercialization effort, where both we and our partner are active participants in the activity and are exposed to the significant risks and rewards of the activity. Our rights and obligations under our collaborative arrangements vary and typically involve the partners to jointly perform research and development activities and/or participate together in commercializing, marketing, promoting, manufacturing and/or distributing a drug product.  These arrangements typically include milestone as well as royalty or profit-share payments, contingent upon the occurrence of certain future events linked to the success of the asset in development, as well as expense reimbursements from or payments to the collaboration partner.

The Company considers the nature and contractual terms of arrangements and assesses whether an arrangement involves a joint operating activity pursuant to which the Company is an active participant and is exposed to significant risks and rewards dependent on the commercial success of the activity as described under ASC 808, Collaborative Arrangements (ASC 808). For arrangements determined to be within the scope of ASC 808 where a collaborative partner is not a customer for certain research and development activities, the Company accounts for payments received for the reimbursement of research and development costs as a contra-expense in the period such expenses are incurred. If payments from the collaborative partner to the Company represent consideration from a customer in exchange for distinct goods and services provided, then the Company accounts for those payments within the scope of ASC 606, Revenue from Contracts with Customers, or ASC 606.

As of June 30, 2021, the Company had not incurred any research and development expenses or received any payments from our collaboration partners within the scope of ASC 808.

The Company leases office and laboratory facilities in Vancouver, Canada and Sydney, Australia. In May 2021, the Company commenced a lease for office and laboratory space in Vancouver, Canada representing undiscounted future lease payments of nil for the current year, $1.6 million for each of the next five years, and approximately $9.8 million thereafter. The Company recognized a lease liability of $14.9 million, with a corresponding right of use asset, utilizing a ten year term and 3.0% discount rate.

In February 2021, the Company entered into a lease for office and laboratory space in Sydney, Australia representing undiscounted future lease payments of $0.4 million for the current year, approximately $1.5 million for each of the next four years and $9.7 million thereafter. On commencement in February 2021, the Company recognized a lease liability of $13.9 million, with a corresponding right of use asset, utilizing a ten year term and 3.0% discount rate.

In March 2021, the Company entered into a lease for office and laboratory space in Vancouver, Canada, in conjunction with our 50% owned joint venture agreement, representing undiscounted future lease payments of $1.5 million due in four years, $5.9 million due in five years, and approximately $135.0 million thereafter.  The lease liability and corresponding right of use asset will be recognized on lease commencement date after completion of construction of the office and laboratory space.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements include statements that may relate to our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs and other information that is not historical information. Many of these statements appear, in particular, under the headings “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Forward-looking statements can often be identified by the use of terminology such as “subject to”, “believe,” “anticipate,” “plan,” “expect,” “intend,” “estimate,” “project,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. In particular, these forward-looking statements include, but are not limited to:

•	our expectations regarding the rate and degree of market acceptance of our drug-discovery platform;
•	companies and technologies in our industry that we compete with;
•	our ability to manage and grow our business by expanding our sales to existing partners or introducing our drug-discovery platform to new partners;
•	our ability to provide our partners with a full solution from target to IND submission;
•	our expectations regarding the completion of our GMP facility and our manufacturing capabilities;
•

our ability to establish and maintain intellectual property protection for our technologies and workflows, including with      respect to our intellectual property litigation with Berkeley Lights, or avoid or defend against claims of infringement;

•	our ability to attract, hire and retain key personnel and to manage our future growth effectively;
•	our ability to obtain additional financing in future offerings;
•	the volatility of the trading price of our common shares;
•	our ability to attract and retain key scientific and engineering personnel;
•	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;
•	business disruptions affecting our operations and the development of our platform due to the global COVID-19 pandemic;
•	our ability to remediate our material weaknesses;
•	our expectations regarding our PFIC status for our taxable year ended December 31, 2020 or any future taxable year;
•	our expectations regarding the Trianni acquisition and our ability to realize the intended benefits of such transaction;
•	our expectations regarding the use of proceeds from our initial public offering;
•	our expectations about market trends; and
•	our ability to predict and manage government regulation.

We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements we make. Moreover, we operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Quarterly Report. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, collaborations, joint ventures, or investments we may make or enter into.

You should read this Quarterly Report and the documents that we file with the Securities and Exchange Commission, or the SEC, with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this Quarterly Report are made as of the date of this Quarterly Report, and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Quarterly Report, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

This Quarterly Report includes statistical and other industry and market data that we obtained from industry publications and research, surveys, and studies conducted by third parties as well as our own estimates of potential market opportunities. All of the market data used in this Quarterly Report involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such data. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our estimates of the potential market opportunities for our product candidates include several key assumptions based on our industry knowledge, industry publications, third-party research, and other surveys, which may be based on a small sample size and may fail to accurately reflect market opportunities. While we believe that our internal assumptions are reasonable, no independent source has verified such assumptions.

We express all amounts in this Quarterly Report on Form 10-Q in U.S. dollars, except where otherwise indicated. References to “$” and “US$” are to U.S. dollars and references to “C$” and “CAD$” are to Canadian dollars.

Except as otherwise indicated, references in this Quarterly Report on Form 10-Q to “AbCellera,” the “Company,” “we,” “us” and “our” refer to AbCellera Biologics Inc. and its consolidated subsidiaries.

Impact of COVID-19

At the onset of the pandemic in March 2020, the Company took proactive measures to protect the health and safety of our employees, business partners, vendors, and contractors. The spread of more contagious strains, such as the Delta variant, could cause the COVID-19 pandemic to last longer than expected and could result in the reinstatement of restrictive orders that could disrupt our business. Some of the actions we continue to take include the following:

•

We implemented a comprehensive COVID-19 policy and communication platform and provided real-time updates company-wide relying on directives from local health authorities. As the situation progressed, we adapted accordingly, including adjusting all administrative staff to work from home.

•

We implemented protocols for employees necessary to carryout Company functions in the office and laboratory facilities including physical distancing, personal and protective equipment, signage, erecting barriers between desks and lab benches, and implementing space restrictions for different areas of the facilities.

•	Consistent with national and local health authorities, we restricted business travel and implemented procedures to control and monitor all office and facility access.
•

We have not been required to stop laboratory and research activities due to the COVID-19 pandemic. We will continue to adapt and apply new measures as required and as directed by local health authorities.

•

In June 2021, Canadian offices began a phased return to work in lab and office facilities pursuant to enhanced health and safety protocols consistent with guidelines issued by local health authorities.

Overview

We believe that the surest path to a better future is through technological advancement and that the new frontier of technology lies at the interface of computation, engineering and biology. Our mission is to improve health with technologies that transform the way that antibody-based therapies are discovered. We aim to become the centralized operating system for next generation antibody discovery.

Our full-stack, artificial intelligence-, or AI-, powered drug discovery platform searches and analyzes the database of natural immune systems to find antibodies that can be developed as drugs. We believe our technology increases the speed and the probability of success of therapeutic antibody discovery, including enabling discovery against targets that may otherwise be intractable. Rather than advancing our own clinical pipeline of drug candidates, we forge partnerships with drug developers of all sizes, from large cap pharmaceutical to small biotechnology companies. We empower them to move quickly, reduce cost and tackle the toughest problems in drug development. As of June 30, 2021, we had 138 discovery programs that are either completed, in progress or under contract with 33 partners. As a recent example, in a collaboration with Eli Lilly and Company, we applied our technology stack to co-develop bamlanivimab and bebtelovimab, two therapeutic antibodies to treat and prevent COVID-19. Bamlanivimab, which was discovered in March 2020, was the first antibody therapy for COVID-19 to reach the clinic and the first to receive Emergency Use Authorization (EUA) by the U.S. FDA. Since receiving EUA in November 2020, bamlanivimab has been used alone and together with other antibodies to treat over 500,000 high-risk patients with mild to moderate COVID-19. It is estimated that bamlanivimab alone and together with other antibodies has prevented tens of thousands of hospitalizations and saved more than 11,000 lives. Our second COVID-19 antibody therapy from our partnership with Eli Lilly, bebtelovimab, was developed to address the emergence of variants in January 2021. Preclinical data demonstrate that bebtelovimab is effective against all known variants of concern and interest, and Eli Lilly has advanced it into Phase 2 clinical testing. Eli Lilly progressed into these clinical trials at a greatly accelerated pace as a result of the Coronavirus Treatment Acceleration Program, which is a special emergency program for possible coronavirus therapies created by the FDA in 2020 to expedite the development of potentially safe and effective life-saving treatments to combat the COVID-19 pandemic. With respect to other or future product candidates, there is no assurance that any of our partners or collaborators will be able to advance a product candidate into clinical development on this timeframe again in the future, or at all. We initiated our partnering program in 2015 and have only had this one AbCellera discovery program and two Trianni programs result in milestone or royalty payments to us to date, and we have not yet had a program receive marketing approval.

We structure our agreements in a way that is designed to align our partners’ economic interests with our own. Our partners select a target and define the antibody properties needed for therapeutic development. We provide discovery solutions to partners that have a range of discovery capabilities, from the highly enabled to the less enabled. We enable discovery against targets that have traditionally been intractable, and we accelerate programs against less difficult targets.

Our deals emphasize participation in the success and upside of future antibody therapeutics. Our partnership agreements include near-term payments for technology access, research and intellectual property rights, and downstream payments in the form of clinical and commercial milestones, and royalties on net sales. Longer-term we are eligible to receive additional payments upon satisfaction of clinical and commercial milestones, which we refer to as milestone payments, as well as royalties on sales of products derived from antibodies that we discover for our partners. Our discovery partnerships generally include royalty payments on net sales in the single digit to low-double digit range. In some partnerships we may receive equity or equity-like instruments that allow us to deepen participation in the economic success of molecules we discover.

We generated revenue of $11.2 million and $15.9 million and $27.6 million and $230.4 million for the three and six months ended June 30, 2020 and 2021, respectively. As of June 30, 2021, we had a total of 33 partners for whom we were conducting drug discovery activities. We have also grown the number of programs that we have under contract with our partners, as illustrated by the following charts.

We incurred sales and marketing expenses of $0.5 million and $1.0 million and $1.3 million and $3.9 million for the three and six months ended June 30, 2020 and 2021, respectively. We are significantly increasing investment into our business development team and into marketing our solutions to new and existing partners.

We focus a substantial portion of our resources on research and development efforts towards deepening our technology and expertise along our technology stack, and we expect to continue to make significant investments in this area for the foreseeable future. We incurred research and development expenses of $9.1 million and $13.3 million and $15.0 million and $27.4 million for the three and six months ended June 30, 2020 and 2021, respectively. We incurred general and administrative expenses of $1.5 million and $3.1 million and $11.2 million and $17.7 million for the three and six months ended June 30, 2020 and 2021, respectively. We expect to continue to incur significant expenses, and we expect such expenses to increase substantially in connection with our ongoing activities, including as we:

•	Invest in research and development activities to improve our technology stack and platform;
•	Market and sell our solutions to existing and new partners;
•	Expand and enhance operations to deliver programs, including investments in manufacturing;
•	Acquire businesses or technologies to support the growth of our business;
•	Attract, hire and retain qualified personnel;
•	Continue to establish, protect and defend our intellectual property and patent portfolio, including our ongoing litigation; and
•	Operate as a public company.

To date, we have financed our operations primarily from revenue from our drug discovery partnerships in the form of royalties and research fees; from government funding from grants, external borrowings, and from the issuance and sale of convertible preferred shares and notes, and common shares.

Our net earnings for the three and six months ended June 30, 2020, were $6.7 million and $4.6 million, respectively. Our net loss for the three months ended June 30, 2021 was $2.3 million and our net earnings for the six months ended June 30, 2021 were $114.9 million. As of June 30, 2021, we had accumulated earnings of $229.1 million and we had cash and cash equivalents totaling $792.6 million.

Recent Developments

In March 2020, we entered into a discovery partnership agreement with Eli Lilly and Company, pursuant to which we will perform discovery research for a number of targets for Eli Lilly that will result in antibodies for Eli Lilly to develop and potentially commercialize. This partnership includes the licensing of bamlanivimab, a monoclonal antibody designed to block viral attachment of the COVID-19 virus and its entry into human cells as well as other candidate antibodies against COVID-19 discovered by AbCellera. On June 1, 2020, 90 days after program initiation, bamlanivimab moved to first-in-human testing and progressed to Phase 3 clinical trials by July 2020.

In December 2020, we completed AbCellera’s IPO on the Nasdaq. The Company completed the sale of 27,772,500 shares of its common shares in the IPO at a price to the public of $20.00 per share. The Company raised gross proceeds of $555.5 million, or aggregate net proceeds of $522.8 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. Immediately prior to the completion of our IPO, our convertible preferred shares and notes were converted to common shares.

In February 2021, it was announced that bamlanivimab (LY-CoV555) 700 mg, a human antibody discovered by AbCellera and developed with Eli Lilly and Company, administered with a second Eli Lilly antibody, etesevimab (LY-CoV016) 1400 mg, has received Emergency Use Authorization (EUA) from the U.S. Food and Drug Administration (FDA) for the treatment of mild to moderate COVID-19 in patients aged 12 and older who are at high risk for progressing to severe COVID-19 and/or hospitalization. New protocols enable front-line clinicians to administer bamlanivimab alone, and bamlanivimab and etesevimab together, in as few as 16 minutes and 21 minutes, respectively.

In February 2021, we announced the appointment of Ester Falconer, Ph.D. as our Chief Technology Officer.  As CTO, Dr. Falconer will lead our long-term strategy in the development, aggregation, and integration of technologies that improve the speed and success of therapeutic antibody discovery from target to investigational new drug application submission.

In March 2021, we entered agreements to expand our collaboration with Gilead Sciences, Inc. including a multi-year, multi-target antibody discovery collaboration and access to our humanized mouse technology, the Trianni Mouse®.  Under the financial terms of the agreements, we will receive an upfront payment and we are eligible for milestone payments and royalties based on the development and commercialization of antibodies generated by the Company under this collaboration.

On March 5, 2021 the European Medicines Agency's (EMA) Committee for Medicinal Products for Human Use (CHMP) issued a positive scientific opinion for bamlanivimab alone and bamlanivimab administered together with etesevimab. The opinion advises bamlanivimab alone and bamlanivimab administered together with etesevimab can be used for the treatment of confirmed COVID-19 in patients aged 12 years and older that do not require supplemental oxygen for COVID-19 and who are at high risk of progressing.

On March 10, 2021 Eli Lilly reported Phase 3 clinical trials results that showed that bamlanivimab 700 mg and etesevimab 1400 mg together reduced COVID-19-related hospitalizations and deaths by 87% in high-risk patients recently diagnosed with COVID-19.

In April 2021, the Company announced it entered into a joint venture (Beedie JV) whereby we will invest in equal shares of a Vancouver building development to be leased exclusively by AbCellera for additional office and lab facilities for our future office headquarters.

In April 2021, Eli Lilly and Company requested the U.S. FDA revoke the Emergency Use Authorization (EUA) for bamlanivimab (LY-CoV555) 700 mg alone. Eli Lilly made this request due to the evolving variant landscape in the U.S. and the full availability of bamlanivimab and etesevimab together. The request was not due to any new safety concern. This final step in Eli Lilly's transition to only supply bamlanivimab and etesevimab for administration together in the U.S. for the treatment of COVID-19 – as planned with the FDA – followed the modification of contracts with the U.S. government to ensure adequate supply of etesevimab to be used together with bamlanivimab. The FDA announced that it had revoked the EUA for bamlanivimab 700 mg alone on April 16, 2021.

In April 2021, we entered into a multi-target collaboration agreement with Empirico Inc. Empirico will use its Precision Insights Platform, a human genetics-focused discovery platform, to select up to five therapeutic targets. AbCellera will use its AI-powered antibody discovery technology to search and analyze natural immune responses to identify antibodies with the desired therapeutic properties against the selected targets. Under the terms of the agreement, Empirico will have the rights to develop and commercialize novel antibodies resulting from the collaboration. AbCellera will receive research payments and is eligible to receive downstream clinical and commercial milestone payments and royalties on net sales of products from Empirico. We also have the option to deepen our position in this partnership with further investment in the development of certain collaboration targets in exchange for increased revenue sharing.

In May 2021, the Company announced that a second antibody from its collaboration with Eli Lilly, bebtelovimab (LY-CoV1404), entered clinical trials in patients with mild-to-moderate COVID-19. Preclinical data demonstrate that bebtelovimab is a highly potent antibody against COVID-19 and retains neutralization activity against all known variants of concern and interest. Eli Lilly has expanded its ongoing BLAZE-4 trials to evaluate bebtelovimab alone and together with other monoclonal antibodies and is currently in Phase 2.

In June 2021, the Office of the Assistant Secretary for Preparedness and Response paused shipment of bamlanivimab and etesevimab administered together in the U.S. This was due to the prevalence of the Gamma and Beta variants in the U.S. at that time and the fact that bamlanivimab and etesevimab administered together do not retain neutralization effects against those variants. The COVID-19 pandemic has involved, and may continue to involve, the spread of variants, including the Delta variant which is currently estimated to be the most dominant variant globally. Preclinical data demonstrate that bamlanivimab and etesevimab administered together retain neutralization activity against the variants currently in circulation in many countries, including Delta and Alpha.

In July 2021, the Company announced the appointment of Neil Berkley as Chief Business Officer.  As CBO, Mr. Berkley’s role will include leading the strategy and continued growth of AbCellera’s partnership business, which currently includes a diverse portfolio of more than 130 programs with drug developers of all sizes.

In August 2021, the Company announced partnerships with Tachyon and EQRx. The Company has the option to invest in programs at various stages of preclinical development, clinical development, and commercialization in exchange for an increased share of product sales.

Key Factors Affecting Our Results of Operations and Future Performance

We believe that our financial performance has been, and in the foreseeable future will continue to be, primarily driven by multiple factors as described below, each of which presents growth opportunities for our business. These factors also pose important challenges that we must successfully address in order to sustain our growth and improve our results of operations. Our ability to successfully address these challenges is subject to various risks and uncertainties, including those described in Part II, Item 1A of this report, captioned “Risk Factors”.

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Securing additional programs under contract. Our potential to grow revenue, in both the near and long term, is dependent on our ability to secure additional programs under contract from new and existing partners. For existing partners, we seek to expand our relationships with them to cover multi-year, multi-target programs. Since our first commercial partnership in 2015, as of June 30, 2021, we had 138 discovery programs that are either completed, in progress or under contract with 33 partners. We are building our business development team across the major biotechnology geographic hubs in order to bring in new partners and new programs under contract, and we believe that we have a significant opportunity to continue to increase the number of partners who have programs based on our platform. Our ability to continue to grow our number of programs under contract is dependent upon our ability to educate the market and support the business through investment in our sales and marketing efforts and through further research and development to enhance our technological differentiation.

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Our partners successfully developing and commercializing the antibodies that we discover. Until recently, we had generated nearly all of our revenue from research fees. We estimate that, based on the terms of our existing contracts and estimates of historical rates of success of antibody drug development, the vast majority of the potential value for each program under contract is represented by potential future milestone payments and royalties rather than research fees. As a result, we believe our business and our future results of operations will be highly reliant on the degree to which our partners successfully develop and commercialize the antibodies that we discover based on contracts with our partners. As our partners continue to advance development of the antibodies that we have discovered, we expect to start receiving additional milestone payments and royalties if any partners commence commercial sales of such antibodies.

•

Rate and timing of selecting and initiating discovery projects by our partners. Once programs are secured under contract, partners must select targets and agree on a detailed statement of work before we commence discovery research on any antibodies. The rate and timing of such selection and initiation differs from partner to partner. Because the vast majority of research fees that we are entitled to recognize under our partnerships depend on our delivery of antibodies for development by our partners, any delays by our partners in selecting targets and agreeing on statements of work will impact revenue recognition.

•

Investing in enhancements to our technology stack. Our ability to maintain and expand our partnerships is dependent on the advantages our technology stack delivers to our partners. We intend to maintain our leading position through research and development investments to refine and add capabilities in areas such as computation, protein engineering, immunization technologies, genetically engineered rodents and cell line selection. We have successfully closed and will continue to look for strategic technology acquisitions to improve, broaden and deepen our capabilities and expertise in antibody drug discovery and development, or those that offer opportunities to expand our partnership business into adjacent therapeutic modalities. We intend to devote substantial resources to continue to improve our technological differentiation which will impact our financial performance.

•

Scaling our operations to execute on discovery programs. As we secure additional programs under contract and as our partners initiate discovery programs, our operational capacity to execute such research activities may become strained. We are making significant investments in capital and time to increase our ability to address future growth, including building new headquarters, building a new small-scale manufacturing plant, investing in research and development and hiring more talented personnel across functions. We have new facilities under development scheduled to take occupancy in late 2021 and 2023 that are intended to materially expand capacity. As we expand our workforce, we expect a significant increase in our operating expenses, including stock-based compensation.

Key Business Metrics

We regularly review the following key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. We believe that the following metrics are important to understand our current business. These metrics may change or may be substituted for additional or different metrics as our business develops. For example, as our business matures and to the extent programs are discontinued, we anticipate updating these metrics to reflect such changes.

Metric	June 30, 2020	June 30, 2021	Change %
Number of discovery partners	25	33	32%
Programs under contract, cumulative	76	138	82%
Program starts, cumulative	48	60	25%
Molecules in the clinic	1	4	300%

The table below outlines the details of molecules in the clinic as at June 30, 2021:

Molecule	Most advanced stage	Partner	Therapy areas	Program type
Bamlanivimab (LY-CoV555)	Marketed (EUA)*	Eli Lilly and Company	COVID-19	Discovery partnership
Bebtelovimab (LY-CoV1404)	Phase 2	Eli Lilly and Company	COVID-19	Discovery partnership
NBL-012	Phase 1	NovaRock Biotherapeutics Inc.	Dermatology, gastrointestinal, immunology	Trianni license
NBL-015	IND approved	NovaRock Biotherapeutics Inc.	Oncology	Trianni license

* See “Recent Developments” above for recent regulatory developments related to this molecule.

Number of discovery partners represents the unique number of partners with whom we have executed partnership contracts. We view this metric as an indication of the competitiveness of our technology stack and our current level of market penetration. The metric also relates to our opportunities to secure programs under contract from existing customers through repeat business opportunities.

Programs under contract represent the number of antibody development programs that are under contract for delivery of discovery research activities. A program under contract is counted when a contract is executed with a partner under which we commit to discover antibodies against one selected target. A target is any relevant antigen for which a partner seeks our support in developing binding antibodies. We view this metric as an indication of commercial success and technological competitiveness. It further relates to revenue from technology access fees. The cumulative number of programs under contract with downstream participation is related to our ability to generate future revenue from milestone payments and royalties.

Program starts represent the number of unique programs under contract for which we have commenced the discovery effort. The discovery effort commences on the later of (i) the day on which we receive sufficient reagents to start discovery of antibodies against a target and (ii) the day on which the kick-off meeting for the program is held. We view this metric as an indication of our operational capacity to execute on programs under contract. It is also an indication of the selection and initiation of discovery projects by our partners and the resulting near-term potential to earn research fees. Cumulatively, program starts with downstream participation indicate our total opportunities to earn downstream revenue from milestone fees and royalties in the mid- to long-term.

Molecules in the clinic represent the count of unique molecules for which an Investigational New Drug, or IND, New Animal Drug, or equivalent under other regulatory regimes, application has been approved based on an antibody that was discovered either by us or by a partner using licensed AbCellera technology. Where the date of such application approval is not known to us, the date of the first public announcement of a clinical trial will be used for the purpose of this metric. We view this metric as an indication of our near- and mid-term potential revenue from milestone fees and potential royalty payments in the long term.

Going forward, AbCellera intends to report on molecules in the clinic metric in place of the previously reported programs in the clinic metric. The change is required to reflect two new dynamics which we believe are important to our business:

o	One program can yield multiple molecules, e.g. the single COVID-19 antibody discovery program with Eli Lilly has produced both bamlanivimab and bebtelovimab.
o

As part of an acquisition, AbCellera may come to own stakes in molecules for which the company is also entitled to milestone payments and royalties although the discovery was not performed as an AbCellera program, as is the case for several Trianni humanized rodent license agreements.

As part of the change, we have raised the threshold for reaching the clinic from IND application (or equivalent) to IND approval. We believe this more stringent definition better reflects the common understanding for achieving clinical status. The approval date is also more likely to be known than the application date. We believe this change would thus make our disclosures more consistent between molecules. The change produces no difference to historical business results. Until the second quarter of 2021, the previous metric of programs in the clinic was identical to the new metric of molecules in the clinic, with the COVID-19 antibody program and bamlanivimab having been the first and only program and molecule to have reached the clinic under either definition. AbCellera also intends to disclose additional details about each molecule to the extent made public or permitted by its partners. We believe that the updated metric together with the additional list of molecules will give investors a better understanding of AbCellera’s downstream portfolio and bring AbCellera’s reporting in line with other public companies with economic stakes in therapeutic molecules.

Summary partnership agreements with pharmaceutical and biotechnology companies that include downstream participation from 2016 to June 30, 2021:

Partner	# of Targets & Duration	Therapeutic Indication or Modality	Date Announced
EQRx	Multi-target, multi-year	Oncology and immunology (initially)	August 4, 2021
Tachyon	Single target	Oncology	August 3, 2021
Undisclosed biotech	Up to 4 targets, multi-year	Undisclosed	June 30, 2021	*
Angios	Multi-target, multi-year	Ophthalmology	May 6, 2021
Undisclosed biotech	Multi-target, multi-year	Oncology	May 6, 2021	*
Empirico	Up to 5 targets, multi-year	Undisclosed	April 14, 2021
Gilead Sciences	8 targets, multi-year	Undisclosed	April 1, 2021
Abdera Therapeutics	9 targets, multi-year	Oncology	January 14, 2021
Invetx	Multi-target, multi-year	Animal Health	November 19, 2020
Kodiak Sciences	Multi-target, multi-year	Ophthalmology	October 29, 2020
IGM Biosciences	Multi-target, multi-year	Oncology and immunology	September 24, 2020
Undisclosed	Single target	Bispecific	June 3, 2020	*
Eli Lilly	Up to 9 targets, multi-year	COVID-19 program and additional indications	May 22, 2020	*
Regeneron Pharmaceuticals	Multi-target, multi-year	Multiple undisclosed	March 16, 2020	*
Invetx	Multi-target, multi-year	Animal health	February 23, 2020
Undisclosed	Multi-target, multi-year	Cell therapy	September 25, 2019	*
Gilead Sciences	Single target	Infectious disease	June 13, 2019
Denali Therapeutics	8 targets, multi-year	Neurological diseases	February 28, 2019
Novartis	Up to 10 targets, multi-year	Undisclosed	February 14, 2019
Autolus Therapeutics	Single target	Cell therapy (CAR-T)	November 29, 2018
Denali Therapeutics	Single target	Neurological diseases	June 12, 2018
Undisclosed mid-cap biopharma	Undisclosed	Undisclosed	January 25, 2018
Teva Pharmaceutical Industries	Single target	Membrane protein	June 13, 2017
Pfizer	Multi-target, multi-year	Membrane protein	January 5, 2017
Undisclosed global biotech	Multi-target, multi-year	Undisclosed	November 4, 2016
Kodiak Sciences	Single target	Ophthalmology	August 24, 2016
Teva Pharmaceutical Industries	Undisclosed	Undisclosed	February 2, 2016

* Effective date of agreement

Components of Results of Operations

Revenue

Our revenue consists of partnership research fees, licensing revenue, development milestones, and royalty payments from commercial products. Research fees consist primarily of technology access fees, which are generally generated upon execution of our partnership agreements, and discovery research fees, which are generated through our performance of antibody discovery research for our partners. Licensing revenue is primarily from our licensing of our humanized rodent platform, Trianni™. Our partnership agreements also entitle us to receive payments upon the satisfaction of clinical, approval, and commercial milestones as well as royalties on our partners’ commercial sales of the molecules that we discover.

We expect revenue to increase over time as we secure additional programs under contract and conduct discovery efforts for our partners, and as our partners continue the development of the antibodies that we deliver. We expect that our revenue will fluctuate from period to period due to the timing of securing additional programs under contract, the inherently uncertain nature of the timing of milestone achievement and our dependence on the program decisions of our partners.

Operating Expenses

Royalty Fees. Royalty fees consist of certain contractual royalty payments to our strategic partners upon receipt of royalty revenue based on our customers third-party net sales.  Royalty fees are not included in every program. For royalties received from Eli Lilly for commercial sales of bamlanivimab, royalty fees are due to collaboration partners in AbCellera’s DARPA P3 (Pandemic Preparedness Program) project focused on rapid pandemic response. Royalty fees are recorded when the third-party sale occurs.

Research and Development Expenses. Research and development expenses primarily consist of salaries, benefits, incentive compensation, stock-based compensation, laboratory supplies, materials expenses for employees and contractors engaged in research and product development, and facilities expenses related to direct research and development activities. These expenses are exclusive of depreciation and amortization. Research and development activities consist of discovery research for partners as well as our internal platform development. We derive improvements to our technology stack from both types of activities.

We expect to continue to incur substantial research and development expenses as we conduct discovery research for our partners. In addition, we plan to continue to invest in research and development to enhance our solutions and offerings to our partners, including hiring additional employees and continuing research and development projects obtained through strategic technology acquisitions. As a result, we expect that our research and development expenses will continue to increase in absolute dollars in future periods and vary from period to period as a percentage of revenue.

Sales and Marketing Expenses. Our sales and marketing expenses consist primarily of salaries, benefits, and stock-based compensation costs for employees within our commercial sales functions, as well as marketing, travel expenses and information technology costs that are directly associated with sales and marketing efforts, such as client relationship management tools and other information technology data tools to provide insight into market segments and trends. This activity has been complemented with research and development staff attending a variety of scientific conferences, which has helped increase the business development pipeline. The associated expenses are included in research and development expenses as scientific conference attendance is primarily related to our research and development efforts. We expect our sales and marketing expenses to increase in absolute dollars as we expand our commercial sales, marketing and business development teams; increase our presence globally; and increase marketing activities to drive awareness and adoption of our platform.

General and Administrative Expenses. General and administrative expenses primarily consist of salaries, benefits and stock-based compensation costs for employees in our executive, accounting and finance, project management, corporate development, office administration, legal and human resources functions as well as professional services fees, such as consulting, audit, tax and legal fees, general corporate costs and allocated overhead expenses. We expect that our general and administrative expenses will continue to increase in absolute dollars in future periods, primarily due to increased headcount to support anticipated growth in the business and due to incremental costs associated with operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a securities exchange and costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC and stock exchange listing standards, public relations, insurance and professional services. We expect these expenses to vary from period to period as a percentage of revenue.

Depreciation and Amortization. Depreciation expense consists of the depreciation of property and equipment used actively in the business, primarily by research and development activities. Amortization expense includes the amortization of intangible assets over their respective useful lives.

Other (Income) Expense. Other (income) expense consists of interest income earned on our cash balances, interest expense related to borrowings under any credit agreements, and foreign exchange (gain) loss due to fluctuation in exchange rates between the Canadian dollar and the U.S. dollar.

Grants and Incentives. Grants and incentives include cost recovery on activities that qualified for approved projects supported by grant funding or tax credits. Grants primarily include the benefit from programs administered by the Canadian government’s Ministry of Innovation, Science and Economic Development, such as their Industrial Research Assistance Program, and the Strategic Innovation Fund. To the extent that grant funding covers capital expenditures, a deferred credit is recorded on the balance sheet and recognized rateably over the benefit period of the related expenditure for which the grant was intended to compensate.

Other Comprehensive Income.  Other comprehensive income includes foreign currency translation adjustments as a result of currency fluctuations in Canadian functional currency entities.

Results of operations

Comparison of the three and six months ended June 30, 2020 and 2021

The following table summarizes our unaudited results of operations data for the three and six months ended June 30, 2020 and 2021:

	Three months ended June 30,		Six months ended June 30,
	2020	2021	2020	2021
Revenue:
Research fees	$8,228	$5,215	$12,885	$9,201
Licensing revenue	-	263	-	20,522
Milestone payments	3,000	1,000	3,000	8,000
Royalty revenue	-	21,165	-	192,661
Total revenue	11,228	27,643	15,885	230,384
Operating expenses:
Royalty fees	-	3,610	-	23,622
Research and development(1)	9,144	15,046	13,262	27,403
Sales and marketing(1)	547	1,295	984	3,869
General and administrative(1)	1,498	11,203	3,148	17,688
Depreciation and amortization	893	3,522	1,467	6,827
Total operating expenses	12,082	34,676	18,861	79,409
Income (loss) from operations	(854)	(7,033)	(2,976)	150,975
Other (income) expense:
Other (income) expense	293	(314)	1,294	(645)
Grants and incentives	(7,850)	(4,646)	(8,880)	(7,794)
Total other income	(7,557)	(4,960)	(7,586)	(8,439)
Net earnings (loss) before income tax	6,703	(2,073)	4,610	159,414
Provision for income tax	-	250	-	44,516
Net earnings (loss)	$6,703	$(2,323)	$4,610	$114,898
Foreign currency translation adjustment	-	2,152	-	2,152
Comprehensive income (loss)	$6,703	$(171)	$4,610	$117,050
Net earnings (loss) per share attributable to common shareholders
Basic	$0.03	$(0.01)	$0.02	$0.42
Diluted	$0.03	$(0.01)	$0.02	$0.36
Weighted-average common shares outstanding
Basic	152,326,424	272,196,107	152,091,589	270,953,541
Diluted	260,810,864	272,196,107	226,039,616	321,555,443

(1)	Amounts are exclusive of depreciation and amortization. Amounts include stock-based compensation as follows:

	Three months ended June 30,		Six months ended June 30,
	2020	2021	2020	2021
	(in thousands)		(in thousands)
Research and development	$483	$3,720	$1,099	$6,877
General and administrative	86	4,592	694	5,907
Sales and marketing	37	161	50	1,116
	$606	$8,473	$1,843	$13,900

Revenue

	Three months ended June 30,		Change		Six months ended June 30,		Change
	2020	2021	Amount	%	2020	2021	Amount	%
	(in thousands, except percentages)				(in thousands, except percentages)
Revenue
Research fees	$8,228	$5,215	$(3,013)	-37%	$12,885	$9,201	$(3,684)	-29%
Licensing revenue	-	263	263	N/A	-	20,522	20,522	N/A
Milestone payments	3,000	1,000	(2,000)	-67%	3,000	8,000	5,000	167%
Royalty revenue	-	21,165	21,165	N/A	-	192,661	192,661	N/A
Total revenue	$11,228	$27,643	$16,415	146%	$15,885	$230,384	$214,499	1350%

Revenue increased by $16.4 million from the three months ended June 30, 2020 to June 30, 2021. Royalty revenue of $21.2 million are directly associated with the specified percentage of proceeds that Eli Lilly received from the sales of bamlanivimab. The increase in royalty revenue was partly offset by a decrease in milestone payments and research fees compared to the same period in the prior year. Despite a significant increase in cumulative Programs Under Contract and Program Starts compared to the same period in the previous year, revenues associated with research fees decreased by $3.0 million for the three months ended June 30, 2021. The decrease was driven by a reduction in revenue from our COVID-19 antibody discovery program which was running at its peak activity for the three months ended June 30, 2020.

Revenue increased by $214.5 million for the six months ended June 30, 2020 to June 30, 2021. Royalty revenue of $192.7 million are directly associated with the specified percentage of proceeds that Eli Lilly received from the sales of bamlanivimab. We earned $20.5 million in licensing revenue related to the recently acquired Trianni humanized rodent platform business. We earned $8.0 million in milestone revenue of which $7.0 million relates to the first commercial sale in Europe by Eli Lilly relating to molecule bamlanivimab for treatment of COVID-19 and the remaining $1.0 million milestone revenue relates to milestone payments received from our Trianni licenses. Despite a significant increase in cumulative Programs Under Contract and Program Starts compared to the same period in the previous year, revenues associated with research fees decreased by $3.7 million for the six months ended June 30, 2021. The decrease was driven by a reduction in revenue from our COVID-19 antibody discovery program.

Operating Expenses

Royalty Fees

	Three months ended June 30,		Change		Six months ended June 30,		Change
	2020	2021	Amount	%	2020	2021	Amount	%
	(in thousands, except percentages)				(in thousands, except percentages)
Royalty fees	$—	$3,610	$3,610	N/A	$—	$23,622	$23,622	N/A

Royalty fees for the three and six months ended June 30, 2020 and 2021 were $3.6 million and $23.6 million, respectively. These were primarily attributable to the royalty revenues received by the Company from sales of bamlanivimab by Eli Lilly due to AbCellera’s collaborators in pandemic response.

Research and Development

	Three months ended June 30,		Change		Six months ended June 30,		Change
	2020	2021	Amount	%	2020	2021	Amount	%
	(in thousands, except percentages)				(in thousands, except percentages)
Research and development	$9,144	$15,046	$5,902	65%	$13,262	$27,403	$14,141	107%

Research and development expenses increased by $5.9 million, or 65%, from the three months ended June 30, 2020 to June 30, 2021, reflecting continuing strong investments in the capacity and capabilities of AbCellera’s discovery and development platform. Of this increase, $6.6 million is due to the increase in compensation expense consistent with the increase in headcount. The overall increase was partly offset by the decrease in IPR&D expense of $4.0 million attributable to the purchase of the OrthoMab bispecific platform during the prior period. $2.8 million of the increase is attributed to an increase in facilities, research materials, supplies and services consistent with the overall increase in research and development activities.

Research and development expenses increased by $14.1 million, or 107%, from the six months ended June 30, 2020 to June 30, 2021, reflecting continuing strong investments in the capacity and capabilities of AbCellera’s discovery and development platform. Of this increase, $12.0 million is due to the increase in compensation expense consistent with the increase in headcount. $5.9 million of the increase is attributed to an increase in facilities, research materials, supplies and services consistent with the overall increase in research and development activities. The overall increase was partly offset by the decrease in IPR&D expense of $4.0 million attributable to the purchase of the OrthoMab bispecific platform during the prior period.

Sales and Marketing

	Three months ended June 30,		Change		Six months ended June 30,		Change
	2020	2021	Amount	%	2020	2021	Amount	%
	(in thousands, except percentages)				(in thousands, except percentages)
Sales and marketing	$547	$1,295	$748	137%	$984	$3,869	$2,885	293%

Sales and marketing expenses increased by $0.7 million, or 137%, from the three months ended June 30, 2020 to June 30, 2021 and reflects the on going investment to build AbCellera’s Business Development team. $0.4 million of the increase is due to increase in compensation expense consistent with increased headcount. The remaining increase is attributable to increased recruiting and consulting fees.

Sales and marketing expenses increased by $2.9 million, or 293%, from the six months ended June 30, 2020 to June 30, 2021. $1.5 million of the increase is due to the increase in compensation expense consistent with increased headcount. $0.8 million of the increase is attributable to a donation made to Surrey Hospital to fund a study related to bamlanivimab in Canada. The remaining increase is attributable to increased recruiting and consulting fees. Sales and marketing expenses related to travel were significantly lower for the three and six months ended June 30, 2021 due to continued COVID-19 related travel restrictions.

General and Administrative

	Three months ended June 30,		Change		Six months ended June 30,		Change
	2020	2021	Amount	%	2020	2021	Amount	%
	(in thousands, except percentages)				(in thousands, except percentages)
General and administrative	$1,498	$11,203	$9,705	648%	$3,148	$17,688	$14,540	462%

General and administrative expenses increased by $9.7 million, or 648%, from the three months ended June 30, 2020 to June 30, 2021. $4.5 million of the increase in general and administrative expense is related to the increased impact of non-cash stock-based compensation expense as a publicly listed company. $1.5 million of the increase is related to increased compensation expense, excluding stock-based compensation, which was driven by increased headcount within the general and administrative function. $2.5 million is attributable to legal fees and other corporate matters relating to being a public company and protecting our intellectual property. $1.4 million of the increase in general and administrative expense is due to increased expenditures related to director and officer insurance and increased general office and facilities expenses to support the growth of the company.

General and administrative expenses increased by $14.5 million, or 462%, from the six months ended June 30, 2020 to June 30, 2021. $5.2 million of the increase in general and administrative expense is related to the increased impact of non-cash stock-based compensation expense as a publicly listed company. $2.8 million of the increase is related to increased compensation expense, excluding stock-based compensation, which was driven by increased headcount within the general and administrative function. $4.8 million is attributable to legal fees and other corporate matters relating to being a public company and protecting our intellectual propertly. $1.5 million of the increase in general and administrative expense is due to increased expenditures related to director and officer insurance and increased general office and facilities expenses to support the growth of the company.

Depreciation and Amortization

	Three months ended June 30,		Change		Six months ended June 30,		Change
	2020	2021	Amount	%	2020	2021	Amount	%
	(in thousands, except percentages)				(in thousands, except percentages)
Depreciation and amortization	$893	$3,522	$2,629	294%	$1,467	$6,827	$5,360	365%

Depreciation and amortization expenses increased by $2.6 million, or 294%, from the three months ended June 30, 2020 to June 30, 2021. Amortization expense increased by $2.5 million due to the amortization of acquired intangible assets over their respective useful lives. Depreciation expense increased by $0.2 million due to the depreciation of equipment and facilities related to capital equipment purchases.

Depreciation and amortization expenses increased by $5.4 million, or 365%, from the six months ended June 30, 2020 to June 30, 2021. Amortization expense increased by $4.9 million due to the amortization of acquired intangible assets over their respective useful lives. Depreciation expense increased by $0.4 million due to the depreciation of equipment and facilities related to capital equipment purchases.

Other (Income) Expense

	Three months ended June 30,		Change		Six months ended June 30,		Change
	2020	2021	Amount	%	2020	2021	Amount	%
	(in thousands, except percentages)				(in thousands, except percentages)
Other (income) expense	$293	$(314)	$(607)	-207%	$1,294	$(645)	$(1,939)	-150%

Other (income) expense decreased by $0.6 million, or 207%, for the three months ended June 30, 2020 to June 30, 2021. Other (income) expense for the three months ended June 30, 2020 included $0.5 million in interest expense partly offset by $0.2 million in financing fees. Other (income) expense for the three months ended June 30, 2021 included interest income on cash balances of $0.4 million, and a foreign exchange gain of $0.8 million, offset by $0.8 million of financing fees and contingent consideration.

Other (income) expense decreased by $1.9 million, or 150%, for the six months ended June 30, 2020 to June 30, 2021. Other (income) expense for the six months ended June 30, 2020 included $0.6 million in interest expense offset by $0.3 million in financing fees, and $0.9 million in foreign exchange losses. Other (income) expense for the six months ended June 30, 2021 included interest income on cash balances of $0.6 million and a foreign exchange gain of $0.3 million, offset by $0.2 million of financing fees and contingent consideration.

Grants and Incentives

	Three months ended June 30,		Change		Six months ended June 30,		Change
	2020	2021	Amount	%	2020	2021	Amount	%
	(in thousands, except percentages)				(in thousands, except percentages)
Grants and incentives	$(7,850)	$(4,646)	$3,204	-41%	$(8,880)	$(7,794)	$1,086	-12%

Grants and incentives decreased by $3.2 million, or 41%, from the three months ended June 30, 2020 to June 30, 2021. This decrease was primarily driven by a decrease in activity relating to research and development expenditures that are eligible for the SIF project.

Grants and incentives decreased by $1.1 million, or 12%, from the six months ended June 30, 2020 to June 30, 2021. This decrease was primarily driven by a decrease in activity relating to research and development expenditures that are eligible for the SIF project.

Liquidity and Capital Resources

As of June 30, 2021, we had $792.6 million of cash and cash equivalents. The increase of $198.5 million since December 31, 2020 was primarily from cash flow from operations and driven by the receipt of accounts receivable relating to royalties from bamlanivimab in the six months ended June 30, 2021.

We have generated positive operating cash flow cumulatively since our inception in 2012 and in every year since 2018. We intend to significantly invest in our business, and as a result may incur operating losses in future periods. We will continue to invest in research and development efforts towards expanding our capabilities and expertise along our technology stack, the building of our business development team and marketing our solutions to new and existing partners, and the expansion of our future office headquarters, and related infrastructure, including execution of long-term office-lease arrangements. Based on our current business plan, we believe that our existing cash and cash equivalents and anticipated cash flows from operations, will be sufficient to meet our working capital and capital expenditure needs over at least the next 24 months following the date of this report.

Cash Flows

The following table summarizes our cash flows for the periods presented:

	Six months ended June 30,
	2020	2021
	(in thousands)
Net cash provided by (used in):
Operating activities	$25,213	$267,228
Investing activities	(7,713)	(61,472)
Financing activities	88,084	(6,618)
Effect of exchange rate fluctuations on cash and cash equivalents	-	(683)
Net increase in cash and cash equivalents	$105,584	$198,455

Operating activities

Net cash provided by operating activities increased from $25.2 million in the six months ended June 30, 2020 to $267.2 million in the six months ended June 30, 2021. The increase resulted primarily from increased revenue from royalty and licensing streams, satisfaction of clinical milestones under our partnership with Eli Lilly, and continued discovery research activities, as well as upfront payments from securing new multi-year, multi-target contracts with partners.

Investing activities

Net cash used by investing activities increased from $7.7 million in the six months ended June 30, 2020 to $61.5 million in the six months ended June 30, 2021. Investing activities during the six months ended June 31, 2020 were directly attributed to the purchase of intangible assets.  Investing activities during the six months ended June 31, 2021 were attributable to our investment in real estate, particularly our land purchase related to our future GMP facility. Additional investing activities during the period were related to facilities and equipment expenditures in our Vancouver offices, offset by grant funding received in the period.

Financing activities

Net cash provided by financing activities was $88.1 million for the six months ended June 30, 2020. This was due primarily to proceeds from our Series A2 financing. Net cash used by financing activities was $6.6 million for the six months ended June 30, 2021 due to repayment of long-term debt and intangible asset obligation, partly offset by proceeds from exercise of options for common stock.

Critical Accounting Policies and Significant Judgements and Estimates

Detailed information about our critical accounting policies and estimates is set forth in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2020. There have been no significant changes to these policies during the six months ended June 30, 2021, except as referred to in Note 2 to the condensed consolidated financial statements.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Interest Rate Risk

As of June 30, 2021, we had a cash and cash equivalents balance of $792.6 million, a majority of which was maintained in bank accounts and term deposits. Our primary exposure to market risk is to interest income volatility, which is affected by changes in the general level of interest rates. As such rates are at a near record low, a 10% change in the market interest rates would not have a material effect on our business, financial condition, or results of operations.

Foreign Currency Risk

We are exposed to financial risks as a result of exchange rate fluctuations between the U.S. dollar and the Canadian dollar and the volatility of these rates. In the normal course of business, we earn revenue denominated in U.S. dollars and we incur expenses in

Canadian denominated, U.S. denominated and Australian denominated dollars. Our reporting currency is the U.S. dollar. We hold a majority of our cash in U.S. dollars. To date, we have not entered into any hedging arrangements with respect to foreign currency risk. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency exchange rates.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Our “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, are designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures are designed to ensure that information required to be disclosed is accumulated and communicated to the issuer’s management, including its principal executive and principal financial officers, to allow timely decisions regarding required disclosure.

Based upon our evaluation of the Company’s disclosure controls and procedures, as of June 30, 2021, the CEO and the CFO concluded that the disclosure controls were not effective. This is due to a material weakness in internal control over financial reporting which was the result of a material adjustment in our financial statements, due to an overstatement of lease liability upon adoption of ASU 2016-02, as well as certain other adjustments as of and for the years ended December 31, 2018 and 2019, as disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.  In light of this fact, our management has performed additional analyses, reconciliations, and other post-closing procedures and has concluded that, notwithstanding the material weakness in our internal control over financial reporting, the condensed consolidated financial statements included in this Quarterly Report on Form 10-Q fairly present, in all material respects, our financial position, results of operations and cash flows for the periods presented in conformity with GAAP.

Changes in Internal Control over Financial Reporting

We are taking actions to remediate the material weakness relating to our internal control over financial reporting, as described below. Except as otherwise described herein, there was no change in our internal control over financial reporting that occurred during the period covered by this Quarterly Report on Form 10-Q that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Ongoing Remediation of Material Weakness in Internal Control over Financial Reporting

We have taken significant measures, and plan to continue to take measures, to remediate this material weakness. These measures included hiring and engaging additional accounting personnel with familiarity with reporting under U.S. GAAP, and implementing and adopting additional controls and procedures. The material weakness has not been remediated as of June 30, 2021, due to insufficient time to assess the design, fully implement remediation and assess operating effectiveness of the related controls. There were no material adjustments required in the June 30, 2021, consolidated financial statements due to this material weakness. We expect that the remediation of the identified material weakness will be completed by the end of the fiscal year.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

There have been no material changes to legal proceedings as set forth in the Form 10-K filed with the SEC on March 30, 2021.

Item 1A. Risk Factors.

Risks Related to Our Business and Strategy

We have incurred losses in certain years since inception and we may not be able to generate sufficient revenue to maintain profitability.

Our plan is to enter a phase of accelerated growth and we will be investing heavily in our business. We expect to experience variability in revenue and in expenses which makes it difficult to evaluate our business or our prospects. As such, we may incur losses that are materially larger than what we have previously incurred. We have incurred losses in certain years since our inception and anticipate that we will continue to incur significant losses for the foreseeable future. For the years ended December 31, 2019 and 2020, we incurred a net loss of $2.2 million and net earnings of $118.9 million, respectively. As of December 31, 2020, we had accumulated earnings of $114.2 million. For the three and six months ended June 30, 2020 we incurred net earnings of $6.7 million and $4.6 million, respectively. For the three and six months ended June 30, 2021 we incurred a net loss of $2.3 million and net earnings of $114.9 million, respectively. As of June 30, 2021, we had accumulated earnings of $229.1 million. We expect that our operating expenses will continue to increase significantly, including as we:

•	invest in research and development activities to improve our technology and platform;
•	market and sell our solutions to existing and new partners;
•	acquire businesses or technologies to support the growth of our business;
•	attract, hire and retain qualified personnel;
•	maintain, expand, enforce, protect and defend our intellectual property portfolio;
•	prosecute and defend our ongoing and any future litigation;
•	build our new good manufacturing practices, or GMP, manufacturing facility;
•	create additional infrastructure to support our operations, including expanding our sales and marketing organization;
•	add operational, financial and management information systems and personnel to support our operations as a public company;
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elect our option to make additional investment in certain partnership agreements at progressive stages of pre-clinical development, clinical development, and commercialization in exchange for an increased share of product sales; and

•	experience any delays or encounter issues with any of the above.

Our expenses could increase beyond expectations for a variety of reasons, including as a result of our growth strategy and the increase in our operations. Since our inception, we have financed our operations primarily from revenue from upfront payments generated through our receipt of technology access fees and discovery research fees through the performance of service contracts with our partners, payments from partners upon the satisfaction of clinical milestones, government funding and one off government grants, the incurrence of indebtedness, and from private placements of our common and convertible preferred shares. Given our strategy and plans to invest in enhancing and scaling our business, we will need to generate significant additional revenue to achieve and sustain future profitability. Even though we have achieved profitability, we cannot be sure that we will remain profitable for any sustained period of time. We may not be able to generate sufficient revenue to sustain profitability and our recent and historical growth should not be considered indicative of our future performance.

Our revenue has fluctuated from period to period, and our revenue for any historical period may not be indicative of results that may be expected for any future period.

For the year ended December 31, 2019, a substantial portion of our revenue was generated by upfront technology access and research discovery fees through performing research activities for our partners. During the year ended December 31, 2020 and the three months ended March 31, 2021, we received payments from our partnership contracts generated upon the satisfaction of clinical milestones, as well as royalty payments for the first time. Upfront technology access fees are generated upon execution of our partnership agreements. Research and discovery fees are generated by research activities that we perform for our partners, the timing and nature of which are dictated by the commencement of antibody discovery campaigns selected by our partners. Clinical milestone payments are generated upon the achievement of development milestones by our partners with respect to the antibodies that we deliver. We are also eligible to receive royalty payments upon net sales of antibodies that we have discovered for our partners. In 2020 and the three months ended March 31, 2021, these royalty payments related to our partnership with Eli Lilly upon sales of bamlanivimab, an antibody therapy designed to treat and prevent COVID-19. Therefore, significant amount of royalty payments that we have received in recent periods are derived from a compound developed in a single partnership, and there can be no assurance that the revenues we have generated in such periods will be replicated in future periods. For example, demand for and sales of bamlanivimab have fallen during the three months ended June 30, 2021. Market developments such as availability of new COVID-19 treatments or vaccines, or regulatory actions may have an impact on sales of bamlanivimab. For example, in April 2021, the FDA revoked the EUA for bamlanivimab alone, while maintaining the EUA for bamlanivimab and etesevimab when administered together. In June 2021, the Office of the Assistant Secretary for Preparedness and Response paused shipment of bamlanivimab and etesevimab administered together in the U.S. This was due to the prevalence of the Gamma and Beta variants in the U.S. at that time and the fact that bamlanivimab and etesevimab administered together do not retain neutralization effects against those variants. As a result, we currently do not generate significant recurring revenue and, until such time as we establish significant recurring revenue, if at all, we will be prone to regular fluctuations in our revenue dependent on the timing of our entry into partnership agreements, our partners initiating discovery programs, and our partners achieving development milestones or commercial sales with respect to drug candidates utilizing antibodies discovered using our platform. We do not expect to generate significant recurring revenue unless and until such time as we secure additional programs under contract that, in the aggregate, result in regular and continuous execution of new partnership contracts, research discovery activities, achievement of development milestones or commencement of commercial sales. However, we are unable to predict whether and the extent to which the minimum annual payments under our partnership agreements will be exceeded, or the timing of the achievement of any milestones under these agreements, if they are achieved at all. In some cases, the timing and likelihood of payments to us under these agreements is dependent on our partners’ successful utilization of the antibodies discovered using our platform, which is outside of our control. Because of these factors, our operating results could vary materially from quarter to quarter from our forecasts.

Our quarterly and annual operating results have fluctuated significantly in the past and may fluctuate significantly in the future, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations.

Our quarterly and annual operating results have fluctuated in the past and may fluctuate in the future, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:

•	the level of demand for our antibody discovery platform and solutions, which may vary significantly;
•	the timing and cost of, and level of investment in, research, development and commercialization activities relating to our platform and technology, which may change from time to time;
•	the start and completion of programs in which our platform is utilized;
•	the relative reliability and robustness of our platform, including the data generation and computational tools within our technology stack;
•	the introduction of new technologies, platform features or software, by us or others in our industry;
•	expenditures that we may incur to acquire, develop or commercialize additional technologies;
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expenditures involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including costs related to our intellectual property litigation with Berkeley Lights, and the outcome of this and any other future patent litigation we may be involved in;

•	the degree of competition in our industry and any change in the competitive landscape of our industry, including consolidation among our competitors or future partners;
•	natural disasters, outbreaks of disease or public health crises, such as the COVID-19 pandemic;
•	the timing and nature of any future acquisitions or strategic partnerships;
•	future accounting pronouncements or changes in our accounting policies;
•	general social, political and economic conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

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the success of our partners in developing and commercializing drug products for which we are entitled to receive milestone payments, royalties, or product sales, and the timing of receipt of such payments; and

•	the timing and success of additional investments that we may elect to make in certain partnership agreements at various stages of pre-clinical development, clinical development, and commercialization.

For example, 2020 was the first year in which we received payments from a partner beyond upfront fees. The antibody, bamlanivimab developed by Eli Lilly and Company, has undergone clinical testing and has received Emergency Use Authorization from the FDA, and we have received associated milestone payments and royalties on net sales in 2020 and during the six months ended June 30, 2021. Eli Lilly progressed into these clinical trials at a greatly accelerated pace as a result of the Coronavirus Treatment Acceleration Program, which is a special emergency program for possible coronavirus therapies created by the FDA in 2020 to expedite the development of potentially safe and effective life-saving treatments to combat the COVID-19 pandemic. With respect to other or future product candidates, there is no assurance that any of our partners or collaborators will be able to advance a product candidate through clinical development on this timeframe again in the future, or at all. We initiated our partnering program in 2015 and have only had this one program result in milestone and royalty payments to us to date and we have not yet had a program receive marketing approval. There is no guarantee that we will continue to generate the levels of revenue, particularly milestone and royalty revenues, from our partnerships as we have experienced in recent periods. For example, in April 2021, the FDA revoked the EUA for bamlanivimab alone, while maintaining the EUA for bamlanivimab and etesevimab when administered together. In June 2021, the Office of the Assistant Secretary for Preparedness and Response paused shipment of bamlanivimab and etesevimab administered together in the U.S. This was due to the prevalence of the Gamma and Beta variants in the U.S. at that time and the fact that bamlanivimab and etesevimab administered together do not retain neutralization effects against those variants. Such decisions or similar decisions by regulatory agencies may adversely impact the payments that we receive from bamlanivimab in future periods. In addition, we have only recently begun to generate licensing revenue from our Trianni humanized rodent platform. There can be no assurance that we will continue to generate or expand our licensing revenue from this product offering in future periods.

The effect of one of the factors discussed above, or the cumulative effects of a combination of factors discussed above, could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.

We may need to raise additional capital to fund our existing operations, improve our platform or expand our operations. If we are unable to raise additional capital on terms acceptable to us or at all or generate cash flows necessary to maintain or expand our operations, we may not be able to compete successfully, which would harm our business, operations, and financial condition.

Based on our current business plan, we believe our existing cash and cash equivalents and anticipated cash flows from operations, will be sufficient to meet our working capital and capital expenditure needs over at least the next 24 months following the date of this report. If our available cash resources together with our anticipated cash flow from operations are insufficient to satisfy our liquidity requirements including because of lower demand for our drug-discovery platform, or the realization of other risks described in this quarterly report, we may be required to raise additional capital prior to such time through issuances of equity or convertible debt securities, entrance into a credit facility or another form of third-party funding or seek other debt financing. Such additional financing may not be available on terms acceptable to us or at all.

In any event, we may consider raising additional capital in the future to expand our business, to pursue strategic investments, to take advantage of financing opportunities or for other reasons. For example, this may include reasons such as to:

•	increase our sales and marketing efforts to drive market recognition of our platform and address competitive developments;
•	fund development and marketing efforts of our current and future programs;
•	expand the capabilities of our platform into adjacent therapeutic modalities, including vaccine development and cell therapy;
•	acquire, license or invest in technologies;
•	acquire or invest in complementary businesses or assets; and
•	finance capital expenditures and general and administrative expenses.

Our present and future funding requirements will depend on many factors, including:

•	our ability to achieve revenue growth;
•	the cost of expanding our operations, including our sales and marketing efforts;

•	our rate of progress in selling access to our platform and marketing activities associated therewith;
•	our rate of progress in, and cost of research and development activities associated with, antibody discovery;
•	the effect of competing technological and market developments;
•	the continued impact of the COVID-19 pandemic on global social, political and economic conditions;
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the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including costs related to our intellectual property litigation with Berkeley Lights, and the outcome of this and any other future patent litigation we may be involved in; and

•	costs related to any domestic and international expansion.

The various ways we could raise additional capital carry potential risks. If we raise funds by issuing equity securities, dilution to our shareholders would result. Any preferred equity securities issued also would likely provide for rights, preferences or privileges senior to those of holders of our common shares. If we raise funds by issuing debt securities, those debt securities would have rights, preferences and privileges senior to those of holders of our common shares. Debt financing and preferred equity financing, if available, may also involve agreements that include covenants restricting our ability to take specific actions, such as incurring additional debt, selling or licensing our assets, making product acquisitions, making capital expenditures, or declaring dividends. For example, our agreement with the Canadian Ministry of Western Economic Diversification, or WD Canada, under the Western Innovation Initiative and the Business Scale-up and Productivity programs, as well as our agreement with the Strategic Innovation Fund, or SIF, requires us to obtain the consent of WD Canada or SIF, as applicable, before being able to engage in certain change of control and asset disposition transactions during the term of the agreement. In particular, our agreement with the SIF requires us to obtain consent in the event that an individual or company (or two or more of them acting in concert) acquires the direct or indirect beneficial ownership of 20% or more of our voting securities. In the event consent is not obtained, the agreement may be terminated and we will be obligated to repay all or a portion of the contribution amounts from WD Canada and SIF.

If we are unable to obtain adequate financing or financing on terms satisfactory to us, if we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges, or unforeseen circumstances could be significantly limited, and could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our commercial success depends on the quality of our antibody discovery platform and technological capabilities and their acceptance by new and existing partners in our market.

We utilize our drug-discovery platform to identify antibodies for further development and potential commercialization by our partners. As a result, the quality and sophistication of our platform and technology is critical to our ability to conduct our research discovery activities and to deliver more promising molecules and to accelerate and lower the costs of discovery as compared to traditional methods for our partnerships. In particular, our business depends, among other things, on:

•	our platform’s ability to successfully identify therapeutic antibodies on the desired timeframes that can ultimately be used to prevent and treat diseases;
•	our ability to execute on our strategy to enter into new partnerships with new or existing partners and establish a robust internal pipeline of antibody discovery programs;
•	our ability to increase awareness of the capabilities of our technology and solutions;
•	our partners’ and potential partners’ willingness to adopt new technologies;
•	whether our platform reliably provides advantages over legacy and other alternative technologies and is perceived by customers to be cost effective;
•	the rate of adoption of our solutions by pharmaceutical companies, biotechnology companies of all sizes, government organizations and non-profit organizations and others;
•	prices we charge for our data packages and the discoveries that we make;
•	the relative reliability and robustness of our platform;
•	our ability to develop new solutions for partners;
•	if competitors develop a platform that performs functional testing of cells at a greater throughput than us;

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the timing and scope of any approval that may be required by the U.S. Food and Drug Administration, or FDA, or any other regulatory body for drugs that are developed based on antibodies discovered by us;

•	the impact of our investments in innovation and commercial growth;
•	negative publicity regarding our or our competitors’ technologies resulting from defects or errors; and
•	our ability to further validate our technology through research and accompanying publications.

There can be no assurance that we will successfully address any of these or other factors that may affect the market acceptance of our platform or our technology. If we are unsuccessful in achieving and maintaining market acceptance of our platform, our business, financial condition, results of operations and prospects could be adversely affected.

If we cannot maintain and expand current partnerships and enter into new partnerships that generate discovery programs for antibodies, our business could be adversely affected.

Our primary focus is on the discovery of antibodies for targets that are selected by our partners. Our partners then use the data packages provided by us to develop their own drug candidates without our involvement. As a result, our success depends on our ability to expand the number and scope of our partnerships. Many factors may impact the success of these partnerships, including our ability to perform our obligations, our partners’ satisfaction with our data packages, our partners’ ability to successfully develop, secure regulatory approval for and commercialize drug candidates using antibodies discovered using our platform, our partners’ internal priorities (including fluctuations in research and developments budgets), our partners’ resource allocation decisions and competitive opportunities, disagreements with partners, the costs required of either party to the partnerships and related financing needs, and operating, legal and other risks in any relevant jurisdiction.

In our partnership programs, we maintain rights to large unique data sets that connect information at the level of single-cell measurements, DNA sequence and protein function. We use this data to create an accelerating flywheel of learning: data generation from our partnership business provides the basis for AI modules that lead to expanded capabilities and faster data generation which supports our partnership business. As a result, in addition to reducing our revenue or delaying the development of our future solutions, the loss of one or more of these relationships may reduce our exposure to such information, thus hindering our efforts to further our technological differentiation and improve our platform. In certain of our partnership programs, we may elect to make additional investments in certain partnership agreements at progressive stages of pre-clinical development, clinical development, and commercialization in exchange for an increased share of product sales. Because of the inherent uncertainties in drug development described elsewhere in these Risk Factors, there can be no assurance that any additional investments we may elect to make would yield meaningful return, if at all.

We engage in conversations with companies regarding potential partnerships on an ongoing basis. These conversations may not result in a commercial agreement. Even if an agreement is reached, the resulting relationship may not be successful, including due to our inability to discover any usable antibodies for the selected targets or the antibodies that we do discover may not be successfully developed or commercialized by our partners. In such circumstances, we would not generate any substantial revenues from such a collaboration in the form of discovery research fees, milestone payments, royalties or otherwise. Speculation in the industry about our existing or potential partnerships can be a catalyst for adverse speculation about us, or our data packages, which can adversely affect our reputation and our business.

In recent periods, we have depended on a limited number of partners for our revenue, the loss of any of which could have an adverse impact on our business.

In recent periods, a limited number of partnerships accounted for a significant portion of our revenues. For the year ended December 31, 2019, two of our partners accounted for 47% and 15% of revenue, and eleven partners accounted for the remaining 38% of revenue. For the year ended December 31, 2020, three of our partners accounted for 35%, 25% and 14% of our research fees revenue and eight partners accounted for the remaining 26% of research fees revenue. For the year ended December 31, 2020 we recognized our first milestone and royalty revenue streams, totaling $213.3 million, exclusively from our partnership with Eli Lilly. For the six months ended June 30, 2021, royalty revenue streams of $192.6 million continued to be exclusively from our partnership with Eli Lilly.

Because a significant portion of our revenue in 2020 and the first quarter of 2021 was derived from sales of bamlanivimab, any reduction in sales of this compound may materially and adversely affect our results of operations for future periods. For example, demand for and sales of bamlanivimab have fallen during the three months ended June 30, 2021. Market developments such as availability of new COVID-19 treatments or vaccines, or regulatory actions may have an impact on sales of bamlanivimab. For example, in April 2021, the FDA revoked the EUA for bamlanivimab alone, while maintaining the EUA for bamlanivimab and etesevimab when administered together. In June 2021, the Office of the Assistant Secretary for Preparedness and Response paused shipment of bamlanivimab and etesevimab administered together in the U.S. This was due to the prevalence of the Gamma and Beta variants in the U.S. at that time and the fact that bamlanivimab and etesevimab administered together do not retain neutralization effects against those variants. Therefore, there can be no assurance that we will generate similar levels of revenue from sales of bamlanivimab in future periods.

Our existing partnerships cover a large number of current programs under contract, and therefore represent a large portion of potential downstream value. In addition, our partnership agreements are typically terminable at will with 90 days’ notice prior to identification of a target, after which point they may only be terminated for cause. As a result, if we fail to maintain our relationships with our partners or if any of our partners discontinue their programs, our future results of operations could be materially and adversely affected.

Biopharmaceutical drug development is inherently uncertain, and it is possible that none of the drug candidates discovered using our platform that are further developed will receive marketing approval or become viable commercial products, on a timely basis or at all.

We use our platform to offer antibody drug-discovery programs to partners who are engaged in drug discovery and development. These partners include large cap pharmaceutical companies, biotechnology companies of all sizes and non-profit and government organizations. While we receive upfront payments generated through our receipt of technology access fees and discovery research fees for performing research activities for our partners, we estimate that the vast majority of the economic value of the contracts that we enter into with our partners is in the downstream payments that are payable if certain milestones are met or approved products are sold. As a result, our future growth is dependent on the ability of our partnerships to successfully develop and commercialize therapies based on antibodies discovered using our platform. Due to our reliance on our partners, the risks relating to product development, regulatory clearance, authorization or approval and commercialization apply to us derivatively through the activities of our partners. While we believe our platform is capable of identifying high quality antibodies, there can be no assurance that our partnerships will successfully develop, secure marketing approvals for and commercialize any drug candidates based on the antibodies that we discover. As a result, we may not realize the intended benefits of our partnerships. We initiated our partnering program in 2015 and have only had this one AbCellera discovery program and two Trianni programs result in milestone or royalty payments to us to date, and we have not yet had a program receive clinical marketing approval.

Due to the uncertain, time-consuming and costly clinical development and regulatory approval process, there may not be successful development of any drug candidates with the antibodies that we discover, or we and our partners may choose to discontinue the development of these drug candidates for a variety of reasons, including due to safety, risk versus benefit profile, exclusivity, competitive landscape, commercialization potential, production limitations or prioritization of their resources. It is possible that none of these drug candidates will ever receive regulatory approval and, even if approved, such drug candidates may never be successfully commercialized. For example, under our research agreement with Eli Lilly, we are eligible to receive and have received payments upon the achievement of certain development milestones and are eligible to receive royalties resulting from sales of both COVID-19 and non-COVID-19 products that incorporate antibodies we discovered. While we have received milestone and royalty payments from this collaboration, there can be no assurance that we will receive additional milestone payments or any royalties in the future. Furthermore, there can be no assurance that Eli Lilly will be successful in its further development of bamlanivimab. For example, based on trial data that suggested that bamlanivimab is unlikely to help hospitalized COVID-19 patients recover from this advanced stage of their disease, Eli Lilly announced on October 26, 2020 that it has stopped enrolling additional patients for treatment with bamlanivimab in this study. Eli Lilly is continuing its BLAZE-1 trial, a randomized, double-blind, placebo-controlled Phase 2 study conducted by Eli Lilly that is designed to assess the efficacy and safety of bamlanivimab and an additional Eli Lilly product candidate for the treatment of symptomatic COVID-19 in the outpatient setting. In the fall of 2020, Eli Lilly received Emergency Use Authorization, or EUA, for bamlanivimab from the FDA and similar emergency authorization from Health Canada, and began sales of the antibody. In February of 2021, Eli Lilly received EUA for bamlanivimab administered with a second antibody, etesevimab, and began sales of the antibody therapy. As a result, during the year ended December 31, 2020, and six months ended June 30, 2021, we recognized an aggregate of $198.3 million and $192.6 million, respectively, in royalty payments on net sales of bamlanivimab. The FDA has the authority to grant an EUA to allow unapproved medical products to be used in an emergency to diagnose, treat, or prevent serious or life-threatening diseases or conditions when there are no adequate, approved, and available alternatives. Pursuant to the EUA by the FDA for bamlanivimab, Eli Lilly was able to distribute bamlanivimab under the conditions set forth in the Emergency Use Authorization prior to FDA approval. Furthermore, the FDA may revoke an EUA where it is determined that the underlying health emergency no longer exists or warrants such authorization, and we cannot predict how long, if ever, an EUA would remain in place. Similarly, in Canada, under the Food and Drugs Act (Canada), the federal Minister of Health may make an Interim Order if the Minister believes that immediate action is required to deal with a significant risk to health, safety or the environment. As is the case with EUAs in the United States, authorizations issued under an Interim Order are not a long-term alternative to obtaining Health Canada licensure for a product. If the EUA or authorization issued under the Interim Order granted to Eli Lilly are subsequently revoked, such revocation could adversely impact our business. For example, in April 2021, the FDA revoked the EUA for bamlanivimab alone, while maintaining the EUA for bamlanivimab and etesevimab when administered together. In June 2021, the Office of the Assistant Secretary for Preparedness and Response paused shipment of bamlanivimab and etesevimab administered together in the U.S. This was due to the prevalence of the Gamma and Beta variants in the U.S. at that time and the fact that bamlanivimab and etesevimab administered together do not retain neutralization effects against those variants. Such decisions or similar decisions by regulatory agencies may adversely impact the payments that we receive from bamlanivimab in future periods.

In addition, even if these drug candidates receive regulatory approval in the United States, the drug candidates may never obtain approval or commercialize such drugs outside of the United States, which would limit their full market potential and therefore our ability to realize their potential downstream value. Furthermore, approved drugs may not achieve broad market acceptance among physicians, patients, the medical community and third-party payors, in which case revenue generated from their sales would be limited. Likewise, we or our partners have to make decisions about which clinical stage and pre-clinical drug candidates to develop and advance, and we or our partners may not have the resources to invest in all of the drug candidates that contain antibodies discovered using our platform, or clinical data and other development considerations may not support the advancement of one or more drug candidates. Decision-making about which drug candidates to prioritize involves inherent uncertainty, and our partners’ development program decision-making and resource prioritization decisions, which are outside of our control, may adversely affect the potential value of those partnerships. Additionally, subject to its contractual obligations to us, if one more of our partners is involved in a business combination, the partner might deemphasize or terminate the development or commercialization of any drug candidate that utilizes an antibody that we have discovered. If one of our strategic partners terminates its agreement with us, we may find it more difficult to attract new partners.

We are also subject to industry-wide FDA and other regulatory risk. The number of new drug applications, or NDAs, and biologics license applications, or BLAs, approved by the FDA varies significantly over time and if there were to be an extended reduction in the number of NDAs and BLAs approved by the FDA, the industry would contract and our business would be materially harmed.

The failure to effectively advance, market and sell suitable drug candidates with the antibodies that we discover could have a material adverse effect on our business, financial condition, results of operations and prospects, and cause the market price of our common shares to decline. In addition to the inherent uncertainty in drug development addresses above, our ability to forecast our future revenues may be limited.

The failure of our partners to meet their contractual obligations to us could adversely affect our business.

Our reliance on our partners poses a number of additional risks, including the risk that they may not perform their contractual obligations to us to our standards, in compliance with applicable legal or contractual requirements, in a timely manner or at all; they may not maintain the confidentiality of our proprietary information; and disagreements or disputes could arise that could cause delays in, or termination of, the research, development or commercialization of products using our antibodies or result in litigation or arbitration.

In addition, certain of our partners are large, multinational organizations that run many programs concurrently, and we are dependent on their ability to accurately track and make milestone payments to us pursuant to the terms of our agreements with them. Any failure by them to inform us when milestones are reached and make related payments to us could adversely affect our results of operations.

Moreover, some of our partners are located in markets subject to political and social risk, corruption, infrastructure problems and natural disasters, and are often subject to country-specific privacy and data security risk as well as burdensome legal and regulatory requirements. Any of these factors could adversely impact their financial condition and results of operations, which could impair their ability to meet their contractual obligations to us, which may have a material adverse effect on our business, financial condition and results of operations.

We may be unable to manage our current and future growth effectively, which could make it difficult to execute our business strategy.

Since our inception in 2012, we have experienced rapid growth and anticipate further growth in our business operations. This growth requires managing complexities across all aspects of our business, including complexities associated with increased headcount, integration of acquisitions, expansion of international operations, expansion of facilities, including our new GMP facility, execution on new lines of business and implementations of appropriate systems and controls to grow the business. Our growth has required significant time and attention from our management, and placed strains on our operational systems and processes, financial systems and internal controls and other aspects of our business.

We expect to continue to increase headcount and to hire more specialized personnel in the future as we grow our business. We will need to continue to hire, train and manage additional qualified scientists, engineers, laboratory personnel, client and account services personnel and sales and marketing staff and improve and maintain our technology to properly manage our growth. We may also need to hire, train and manage individuals with expertise that is separate, supplemental or different from expertise that we currently have, and accordingly we may not be successful in hiring, training and managing such individuals. For example, if our new hires perform poorly, if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. Improving our technology and processes have required us to hire and retain additional scientific, engineering, sales and marketing, software, manufacturing, distribution and quality assurance personnel. As a result, we have experienced rapid headcount growth, resulting in a total of 206 employees as of December 31, 2020 and 302 as of June 30, 2021. We currently serve partners around the world and plan to continue to expand to new international jurisdictions as part of our growth strategy, which will lead to increased dispersion of our employees. Moreover, we expect that we will need to hire additional accounting, finance and other personnel in connection with our efforts to comply with the requirements of being a public company. As a public company, our management and other personnel need to devote a substantial amount of time towards maintaining compliance with these requirements. A risk associated with maintaining this rate of growth, for example, is that we may face challenges integrating, developing and motivating our rapidly growing and increasingly dispersed employee base.

We may not be able to maintain the quality, reliability or robustness of our platform, or the expected turnaround times of our solutions and support, or to satisfy customer demand as it grows. Our ability to manage our growth properly will require us to continue to improve our operational, financial and management controls, as well as our reporting systems and procedures. If we are unable to manage our growth properly, we may experience future weaknesses in our internal controls, which we may not successfully remediate on a timely basis or at all. To effectively manage our growth, we must continue to improve our operational and manufacturing systems and processes, our financial systems and internal controls and other aspects of our business and continue to effectively expand, train and manage our personnel. The time and resources required to improve our existing systems and procedures, implement new systems and procedures and to adequately staff such existing and new systems and procedures is uncertain, and failure to complete this in a timely and efficient manner could adversely affect our operations and negatively impact our business and financial results.

We have invested, and expect to continue to invest, in research and development efforts that further enhance our antibody discovery platform. Such investments in technology are inherently risky and may affect our operating results. If the return on these investments is lower or develops more slowly than we expect, our revenue and operating results may suffer.

We use our technology stack for the discovery of antibodies and, since our inception, we have dedicated a substantial portion of our resources on the development of our platform and the technology that it incorporates to further enhance our antibody discovery platform. These investments may involve significant time, risks, and uncertainties, including the risk that the expenses associated with these investments may affect operating results and that such investments may not generate sufficient technological advantage relative to alternatives in the market which would, in turn, impact revenues to offset liabilities assumed and expenses associated with these new investments. The industry in which we operate changes rapidly as a result of technological and drug developments, which may render our solutions less desirable. We believe that we must continue to invest a significant amount of time and resources in our platform and technology to maintain and improve our competitive position. If we do not achieve the benefits anticipated from these investments, if the achievement of these benefits is delayed, or if our technology stack is not able to accelerate the process of antibody drug discovery as quickly as we anticipate, our revenue and operating results may be adversely affected.

Our partners have significant discretion in determining when and whether to make announcements, if any, about the status of our partnerships, including about clinical developments and timelines for advancing collaborative programs, and the price of our common shares may decline as a result of announcements of unexpected results or developments.

Our partners have significant discretion in determining when and whether to make announcements about the status of our partnerships, including about preclinical and clinical developments and timelines for advancing antibodies discovered using our platform. We do not plan to disclose the development status and progress of individual drug candidates of our partners, unless and until those partners do so first. Our partners may wish to report such information more or less frequently than we intend to or may not wish to report such information at all, in which case we would not report that information either. In addition, if partners choose to announce a collaboration with us, there is no guarantee that we will recognize research discovery fees in that quarter or even the following quarter, as such fees are not payable to us until our partner begins discovery activities. The price of our common shares may decline as a result of the public announcement of unexpected results or developments in our partnerships, or as a result of our partners withholding such information.

Our partners may not achieve projected discovery and development milestones and other anticipated key events in the expected timelines or at all, which could have an adverse impact on our business and could cause the price of our common shares to decline.

From time to time, we may make public statements regarding the expected timing of certain milestones and key events, as well as regarding developments and milestones under our partnerships, to the extent that our partners have publicly disclosed such information or permit us to make such disclosures. Certain of our partners have also made public statements regarding their expectations for the development of programs under partnership with us and they and other partners may in the future make additional statements about their goals and expectations for partnerships with us. The actual timing of these events can vary dramatically due to a number of factors such as delays or failures in our or our current and future partners’ drug discovery and development programs, the amount of time, effort, and resources committed by us and our current and future partners, and the numerous uncertainties inherent in the development of drugs. As a result, there can be no assurance that our partners’ current and future programs will advance or be completed in the time frames we or they expect. If our partners fail to achieve one or more of these milestones or other key events as planned, our business could be materially adversely affected and the price of our common shares could decline.

The life sciences and biotech platform technology market is highly competitive, and if we cannot compete successfully with our competitors, we may be unable to increase or sustain our revenue, or sustain profitability.

We face significant competition in the life sciences technology market. Our technologies address antibody therapeutic discovery challenges that are addressed by other platform technologies controlled by companies that have a variety of business models, including the development of internal pipelines of therapeutics, technology licensing, and the sale of instruments and devices. Examples of technical competition at different steps of our technology stack include:1

•	In the field of live single-cell screening, companies that provide access to similar technologies such as Berkeley Lights, HiFiBio Inc., Ligand Pharmaceuticals Inc., and Sphere Fluidics Ltd.
•	In antibody RepSeq, companies that provide access to similar technologies such as 10X Genomics Inc., Adaptive Biotechnologies Corp., Atreca Inc. and Distributed Bio Inc.
•	In bispecific antibody engineering, from companies that provide access to similar technologies such as Abbvie Inc., Genmab A/S, Merus N.V. and Zymeworks Inc.
•

In discovery using genetically engineered rodents, companies that provide access to similar technologies such as Ablexis LLC, Crescendo Biologics Ltd., Harbour Antibodies BV, Kymab Ltd., Ligand Pharmaceuticals Inc. and RenBio Inc.

We also face direct business competition from companies that provide antibody discovery services using technologies such as hybridoma and display. Companies with discovery business models that include downstream payments include Adimab LLC, Distributed Bio Inc. and WuXi Biologics Inc. In addition, we compete with a variety of fee-for-service contract research organizations that provide services, in most cases using legacy technologies, that compete with one or more steps in our technology stack. In addition, our partners may also elect to develop their workflows on legacy systems rather than rely on our platform.

Our competitors and potential competitors may enjoy a number of competitive advantages over us. For example these may include:

•	longer operating histories;
•	larger customer bases;
•	greater brand recognition and market penetration;
•	greater financial resources;
•	greater technological and research and development resources;
•	better system reliability and robustness;
•	greater selling and marketing capabilities; and
•	better established, larger scale and lower cost manufacturing capabilities.

As a result, our competitors and potential competitors may be able to respond more quickly to changes in customer requirements, devote greater resources to the development, promotion and sale of their platforms or instruments than we can or sell their platforms or instruments, or offer solutions competitive with our platform and solutions at prices designed to win significant levels of market share. In addition, we may encounter challenges in marketing our solutions with our pricing model, which is structured to capture the potential downstream revenues associated with drug candidates that were discovered using our platform. Our partners and potential partners may prefer one or more pricing models employed by our competitors that involve upfront payments rather than downstream revenues. We may not be able to compete effectively against these organizations.

In addition, competitors may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies. Certain of our competitors may be able to secure key inputs from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to technology and platform development than we can. If we are unable to compete successfully against current and future competitors, we may be unable to increase market adoption and sales of our platform, which could prevent us from increasing our revenue or sustaining profitability.

Our antibody discovery platform technology may not meet the expectations of our partners, which means our business, financial condition, results of operations and prospects could suffer.

Our success depends on, among other things, the market’s confidence that our platform is capable of substantially shortening the amount of time necessary to perform certain research activities as compared to the use of legacy and other alternative technologies, and will enable more efficient or improved pharmaceutical and biotechnology product development. For example, while we have in the past been able to identify a potential drug candidate for human testing within 90 days, there is no assurance that we will be able to do so on this timeframe again in the future, or at all. To date, we have only had one program result in clinical milestone and royalty payments to us. While our partnership with Eli Lilly has produced bamlanivimab, an antibody for which Eli Lilly was granted two EUAs by the FDA, for administration alone and together with etesevimab, and a similar authorization by Health Canada for bamlanivimab alone, we have not yet had a program receive full marketing approval. In April 2021, the FDA revoked the EUA for bamlanivimab alone, while maintaining the EUA for bamlanivimab and etesevimab when administered together. In June 2021, the Office of the Assistant Secretary for Preparedness and Response paused shipment of bamlanivimab and etesevimab administered together in the U.S. This was due to the prevalence of the Gamma and Beta variants in the U.S. at that time and the fact that bamlanivimab and etesevimab administered together do not retain neutralization effects against those variants. As a result, the relatively limited experience of our partners with our platform may reduce their confidence in our platform. We also believe that pharmaceutical and biotechnology companies are likely to be particularly sensitive to defects and errors in the use of our platform, including if our platform fails to deliver meaningful acceleration of certain research timelines accompanied by results at least as good as the results generated using legacy or other alternative technologies. There can be no guarantee that our platform will meet the expectations of pharmaceutical and biotechnology companies.

If we are unable to support demand for our antibody discovery platform, including ensuring that we have adequate teams and facilities to meet increased demand, or if we are unable to successfully manage our anticipated growth, our business could suffer.

We have experienced significant growth in the number of programs under contract in recent periods for which we are conducting research discovery activities. As we secure additional programs under contract and as our partners initiate discovery programs, our operational capacity to execute such research activities may become strained. We are also planning to devote significant resources to vertical integration into our platform. As a result, our strategy requires us to successfully scale our teams and facilities to meet future demand for our solutions. Our ability to grow our capacity will depend on our ability to expand our workforce and our facilities, and increase efficiency through automation and software solutions. We may also need to purchase additional equipment, some of which can take several months or more to procure and set up. There is no assurance that any of these increases in scale, expansion of personnel, equipment, software and computing capacities or process enhancements will be successfully implemented and in a timely manner. For example, we are currently investigating expansion of facilities in Vancouver. As limited facilities with appropriate capabilities are available in Vancouver, such facilities require purpose-built buildings often with rezoning requirements. Such projects are typically long in duration and subject to delays. Failure to manage this growth could result in delays, higher costs, declining quality, and slower responses to competitive challenges. A failure in any one of these areas could make it difficult for us to meet market expectations for our data packages and could damage our reputation and the prospects for our business.

Our management uses certain key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions and such metrics may not accurately reflect all of the aspects of our business needed to make such evaluations and decisions, in particular as our business continues to grow.

In addition to our consolidated financial results, our management regularly reviews a number of operating and financial metrics, including number of programs under contract, the trend of potential downstream revenue terms (milestones and royalties) of the portfolio, the performance of the portfolio in probability of success in achieving clinical milestones as compared to historical averages and the performance of the portfolio in the time taken to achieve clinical milestones, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. We believe that these metrics are representative of our current business; however, these metrics may not accurately reflect all aspects of our business and we anticipate that these metrics may change or may be substituted for additional or different metrics as our business grows and as we introduce new solutions. If our management fails to review other relevant information or change or substitute the key business metrics they review as our business grows, their ability to accurately formulate financial projections and make strategic decisions may be compromised and our business, financial results and future growth prospects may be adversely impacted.

The sizes of the markets and forecasts of market growth for the demand of our antibody discovery platform and other of our key performance indicators are based on a number of complex assumptions and estimates and may be inaccurate.

We estimate annual total addressable markets and forecasts of market growth for our platform, data packages and technologies. We have also developed a standard set of key performance indicators in order to enable us to assess the performance of our business in and across multiple markets, and to forecast future revenue. These estimates, forecasts and key performance indicators are based on a number of complex assumptions, internal and third-party estimates and other business data, including assumptions and estimates relating to our ability to generate revenue from the development of new workflows. While we believe our assumptions and the data underlying our estimates and key performance indicators are reasonable, there are inherent challenges in measuring or forecasting such information. As a result, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors and indicators. As a result, our estimates of the annual total addressable market and our forecasts of market growth and future revenue from technology access fees, discovery research fees, milestone payments or royalties may prove to be incorrect, and our key business metrics may not reflect our actual performance. For example, if the annual total addressable market or the potential market growth for our platform is smaller than we have estimated or if the key business metrics we utilize to forecast revenue are inaccurate, it may impair our sales growth and have an adverse impact on our business, financial condition, results of operations and prospects.

We must adapt to rapid and significant technological change and respond to introductions of new products and technologies by competitors to remain competitive.

We provide our antibody discovery solution and capabilities in industries that are characterized by significant enhancements and evolving industry standards. As a result, our partners’ needs are rapidly evolving. If we do not appropriately innovate and invest in new technologies, our platform may become less desirable in the markets we serve, and our partners could move to new technologies offered by our competitors or engage in antibody discovery themselves. Though we believe partners in our markets display a significant amount of loyalty to their supplier of research or a particular product or service, we also believe that because of the initial time investment required by many of our partners to reach a decision about whether to partner with us, it may be difficult to regain that customer once the customer enters into a partnership or collaboration agreement with a competitor. Without the timely introduction of new solutions and technological enhancements, our offerings will likely become less competitive over time, in which case our competitive position and operating results could suffer. Accordingly, we focus significant efforts and resources on the development and identification of new technologies and markets to further broaden and deepen our capabilities and expertise in antibody drug discovery and development . For example, to the extent we fail to timely introduce new and innovative technologies or solutions, adequately predict our partners’ needs or fail to obtain desired levels of market acceptance, our business may suffer and our operating results could be adversely affected.

We depend on our information technology systems, and any failure of these systems could harm our business.

We depend on information technology and telecommunications systems for significant elements of our operations, including our laboratory information management system, our computational biology system, our knowledge management system, our customer reporting, our platform, our advanced automation systems, and advanced application software. We have installed, and expect to expand, a number of enterprise software systems that affect a broad range of business processes and functional areas, including for example, systems handling human resources, financial controls and reporting, contract management, regulatory compliance and other infrastructure operations. These implementations were expensive and required a significant effort in terms of both time and effort. In addition to the aforementioned business systems, we intend to extend the capabilities of both our preventative and detective security controls by augmenting the monitoring and alerting functions, the network design and the automatic countermeasure operations of our technical systems. These information technology and telecommunications systems support a variety of functions, including manufacturing operations, laboratory operations, data analysis, quality control, customer service and support, billing, research and development activities, scientific and general administrative activities. A significant risk in implementing these systems, for example, is the integration and communication between separate IT systems.

Information technology and telecommunications systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious software, bugs or viruses, human acts and natural disasters. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Any disruption or loss of information technology or telecommunications systems on which critical aspects of our operations depend could have an adverse effect on our business and our reputation, and we may be unable to regain or repair our reputation in the future.

Our sales and marketing organization is currently growing, and if we are unable to expand our marketing and salesforce to reach our existing and potential partners, our business may be adversely affected.

Until 2019, our sales and marketing team has been limited, with only one dedicated business development person supported by two to three marketing staff who are primarily focused on scientific writing. This activity has been complemented with research and development staff attending a variety of scientific conferences which has helped increase the business development pipeline. We continue to expand our commercial organization in order to effectively market our solutions to existing and new partners. Competition for employees capable of negotiating and entering into partnerships with pharmaceutical and biotechnology companies is intense. We may not be able to attract and retain personnel or be able to build an efficient and effective sales organization, which could negatively impact sales and market acceptance of our platform and limit our revenue growth and potential profitability. In addition, the time and cost of establishing a specialized sales, marketing and service force for a particular service may be difficult to justify in light of the revenue generated or projected.

Our expected future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to successfully sell our programs and to compete effectively will depend, in part, on our ability to manage this potential future growth effectively, without compromising quality.

The loss of any member of our senior management team or our inability to attract and retain highly skilled scientists, engineers and salespeople could adversely affect our business.

Our success depends on the skills, experience and performance of key members of our senior management team, including Carl Hansen, Ph.D., our founding Chief Executive Officer, Véronique Lecault, Ph.D., our co-founder and Chief Operating Officer, Andrew Booth, our Chief Financial Officer, Tryn Stimart, our Chief Legal Officer and Chief Compliance Officer, Ester Falconer, Ph.D., our Chief Technology Officer, and Neil Berkley, our Chief Business Officer. The individual and collective efforts of these employees will be important as we continue to develop our platform and our technology, and as we expand our commercial activities. The loss or incapacity of existing members of our executive management team could adversely affect our operations if we experience difficulties in hiring qualified successors. While certain of our executive officers are party to employment contracts with us, we cannot guarantee their retention for any period of time beyond the applicable notice period.

Our research and development programs and laboratory operations depend on our ability to attract and retain highly skilled scientists and engineers. We may not be able to attract or retain qualified scientists and engineers in the future due to the competition for qualified personnel among life science businesses. We also face competition from universities and public and private research institutions in recruiting and retaining highly qualified scientific and engineering personnel. We may have difficulties locating, recruiting or retaining qualified salespeople. Recruiting and retention difficulties can limit our ability to support our research and development and sales programs. A key risk in this area, for example, is that certain of our employees are at-will, which means that either we or the employee may terminate their employment at any time.

We have made technology acquisitions and expect to acquire businesses or assets or make investments in other companies or technologies that could negatively affect our operating results, dilute our shareholders’ ownership, increase our debt or cause us to incur significant expense.

We have made technology acquisitions and expect to pursue acquisitions of businesses and assets in the future. We also may pursue strategic alliances and joint ventures that leverage our technologies and industry experience to expand our offerings or distribution. Although we have acquired other businesses or assets in the past, including our acquisition of Lineage in March 2017, our acquisition of the OrthoMab bispecific platform from Dualogics, LLC in June 2020 and our acquisition of Trianni in November 2020, we may not be able to find suitable partners or acquisition or asset purchase candidates in the future, and we may not be able to complete such transactions on favorable terms, if at all. The competition for partners or acquisition candidates may be intense, and the negotiation process will be time-consuming and complex. If we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business, these acquisitions may not strengthen our competitive position, the transactions may be viewed negatively by partners or investors, we may be unable to retain key employees of any acquired business, relationships with key suppliers, manufacturers or partners of any acquired business may be impaired due to changes in management and ownership, and we could assume unknown or contingent liabilities. Any future acquisitions also could result in the incurrence of debt, contingent liabilities or future write-offs of intangible assets or goodwill, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects. We cannot guarantee that we will be able to fully recover the costs of any acquisition. Integration of an acquired company also may disrupt ongoing operations and require management resources that we would otherwise focus on developing our existing business. We may not realize the anticipated benefits of any acquisition, technology license, strategic alliance or joint venture. We also may experience losses related to investments in other companies, which could have a material adverse effect on our business, financial condition, results of operations and prospects. Acquisitions may also expose us to a variety of international and business related risks, including intellectual property, regulatory laws, local laws, tax and accounting.

To finance any acquisitions or asset purchase, we may choose to issue securities as consideration, which would dilute the ownership of our shareholders. Additional funds may not be available on terms that are favorable to us, or at all. If the price of our common shares is low or volatile, we may not be able to acquire companies or assets using our securities as consideration.

Our business could become subject to government regulation and the regulatory approval and maintenance process may be expensive, time-consuming and uncertain both in timing and in outcome.

Our data packages are currently not subject to the clearance or approval of the FDA. However, our business could in future become subject to regulation by the FDA, or comparable international agencies. For example, in May 2020, we announced that we received a commitment from the Government of Canada under Innovation, Science and Economic Development’s, or ISED, Strategic Innovation Fund, or SIF, of up to CAD $175.6 million ($125.6 million), the proceeds of which we plan to use to build a GMP facility in Vancouver, British Columbia, which will house our manufacturing and manufacturing support infrastructure. This facility, once completed, will become subject to various regulations, which could include regular inspections, certifications and audits. Such regulatory approval processes or clearances may be expensive, time-consuming and uncertain, and our failure to obtain or comply with such approvals and clearances could have an adverse effect on our business, financial condition and operating results. In addition, changes to the current regulatory framework, including the imposition of additional or new regulations, including regulation of our data packages, could arise at any time, which may negatively affect our ability to obtain or maintain FDA or comparable regulatory approval of our data packages or future products, if required.

Our billing and collections processing activities are time-consuming, and any delay in transmitting invoices or failure to comply with applicable billing requirements, could have an adverse effect on our future revenue.

Billing for our data packages can be time-consuming, as many of our partners are large pharmaceutical or biotechnology companies and engage various models for their accounts payable matters, including outsourcing to third parties. We may face increased risk in our collection efforts, including long collection cycles and the risk that we may never collect at all, which could require to write-off significant accounts receivable and recognize bad debt expenses, which could adversely affect our business, financial condition, results of operations and prospects.

If our operating facility becomes damaged or inoperable or we are required to vacate our facility, our ability to conduct and pursue our research and development efforts may be jeopardized.

We currently derive the majority of our revenue based upon scientific and engineering research and development and testing conducted at a single facility located in Vancouver, British Columbia. Our facility and equipment could be harmed or rendered inoperable or inaccessible by natural or man-made disasters or other circumstances beyond our control, including fire, earthquake, power loss, communications failure, war or terrorism, or another catastrophic event, such as a pandemic or similar outbreak or public health crisis, which may render it difficult or impossible for us to support our partners and develop updates, upgrades and other improvements to our technology and platform, advanced automation systems, and advanced application and workflow software for some period of time. The inability to address system issues could develop if our facility is inoperable or suffers a loss of utilization for even a short period of time, may result in the loss of partners or harm to our reputation, and we may be unable to regain those partners or repair our reputation in the future. Furthermore, our facility and the equipment we use to perform our research and development work could be unavailable or costly and time-consuming to repair or replace. It would be difficult, time-consuming and expensive to rebuild our facility, to locate and qualify a new facility or license or transfer our proprietary technology to a third-party. Even in the event we are able to find a third-party to assist in research and development efforts, we may be unable to negotiate commercially reasonable terms to engage with the third-party.

We carry insurance for damage to our property and the disruption of our business, but this insurance may not cover all of the risks associated with damage or disruption to our business, may not provide coverage in amounts sufficient to cover our potential losses and may not continue to be available to us on acceptable terms, if at all.

Our insurance policies are expensive and protect us only from some business risks, which leaves us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter and our policies have limits and significant deductibles. Some of the policies we currently maintain include general liability, property, umbrella and directors’ and officers’ insurance.

Any additional insurance coverage we acquire in the future, may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and in the future we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses. A successful liability claim or series of claims in which judgments exceed our insurance coverage could adversely affect our business, financial condition, results of operations and prospects, including preventing or limiting the use of our platform to discover antibodies.

Operating as a public company makes it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers. We do not know, however, if we will be able to maintain existing insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, financial condition, results of operations and prospects.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

In the ordinary course of our business, we generate and store sensitive data, including research data, intellectual property and proprietary business information owned or controlled by ourselves or our employees, partners and other parties. We manage and maintain our applications and data utilizing a combination of on-site systems and cloud-based data centers. We utilize external security and infrastructure vendors to manage parts of our data centers. These applications and data encompass a wide variety of business-critical information, including research and development information, commercial information and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, accidental exposure, unauthorized access, inappropriate modification and the risk of our being unable to adequately monitor and audit and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data or otherwise process it on our behalf. Further, to the extent our employees are working at home during the COVID-19 pandemic, additional risks may arise as a result of depending on the networking and security put into place by the employees. The secure processing, storage, maintenance and transmission of this critical information are vital to our operations and business strategy, and we devote significant resources to protecting such information. Although we take reasonable measures to protect sensitive data from unauthorized access, use or disclosure, no security measures can be perfect and our information technology and infrastructure may be vulnerable to attacks by hackers or infections by viruses or other malware or breached due to employee erroneous actions or inactions by our employees or contractors, malfeasance or other malicious or inadvertent disruptions. Any such breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such access, breach, or other loss of information could result in legal claims or proceedings. Unauthorized access, loss or dissemination could also disrupt our operations and damage our reputation, any of which could adversely affect our business.

Additionally, although we maintain cybersecurity insurance coverage, we cannot be certain that such coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation, business, financial condition and results of operations.

International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of Canada and the United States.

We currently have limited operations outside of Canada and the United States, but our business strategy incorporates potentially significant international expansion. We currently maintain relationships with partners outside of Canada and the United States and may in the future enter into new relationships. We also have a wholly owned subsidiary in Australia. Doing business internationally involves a number of risks, including:

•

multiple, conflicting and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, tariffs, economic sanctions and embargoes, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	failure by us or our distributors to obtain approvals to conduct our business in various countries;
•	differing intellectual property rights;
•	complexities and difficulties in obtaining intellectual property protection, enforcing our intellectual property and defending against third-party intellectual property claims;

•	difficulties in staffing and managing foreign operations;
•	logistics and regulations associated with shipping systems and parts and components for systems, consumables and reagent kits, as well as transportation delays;
•	travel restrictions that limit the ability of marketing, presales, sales, services and support teams to service partners;
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financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our data packages, and exposure to foreign currency exchange rate fluctuations;

•	international trade disputes that could result in tariffs and other protective measures;
•	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions; and
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regulatory and compliance risks that relate to maintaining accurate information and control over sales and distributors’ activities that may fall within the purview of the Canadian Corruption of Foreign Public Officials Act, or CFPOA, or U.S. Foreign Corrupt Practices Act, or FCPA, its books and records provisions, or its anti-bribery provisions.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our business, financial condition, results of operations and prospects. In addition, certain international markets are subject to significant political and economic uncertainty, including for example the effect of the withdrawal of the United Kingdom from the European Union. Significant political and economic developments in international markets for which we intend to operate, or the perception that any of them could occur, creates further challenges for operating in these markets in addition to creating instability in global economic conditions.

Our business activities are subject to the FCPA and other anti-bribery and anti-corruption laws of the United States and other countries in which we operate, as well as U.S. and certain foreign export controls and trade sanctions. Violations of such legal requirements could subject us to liability.

We are subject to the FCPA, which among other things prohibits companies and their third-party intermediaries from offering, promising, giving or authorizing others to give anything of value, either directly or indirectly, to non-U.S. government officials for the purpose of obtaining or retaining business or securing any other improper advantage. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Companies in the biotechnology and biopharmaceutical field are highly regulated and therefore involve interactions with public officials, including officials of non-U.S. governments. Additionally, in many other countries, hospitals are owned and operated by the government, and doctors and other hospital employees would be considered foreign officials under the FCPA. We are also subject to the Canadian equivalent to the FCPA, the CFPOA. These laws are complex and far-reaching in nature, and, as a result, there is no certainty that all of our employees, agents or contractors will comply with such laws and regulations. Any violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction, involve significant costs and expenses, including legal fees, and could result in a material adverse effect on our business, financial condition, results of operations and prospects. We could also suffer severe penalties, including criminal and civil penalties, disgorgement and other remedial measures.

In addition, our data packages may be subject to U.S. and foreign export controls and trade sanctions. Compliance with applicable regulatory requirements regarding the export of our data packages may create delays in us providing our data packages in international markets or, in some cases, prevent the export thereof to some countries altogether. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. If we fail to comply with export regulations and such economic sanctions, penalties could be imposed, including fines and/or denial of certain export privileges. Moreover, any new export restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons, or products targeted by such regulations, could result in decreased use of our data packages by, or in our decreased ability to export our data packages to, existing or potential customers with international operations. Any decreased use of our data packages or limitation on our ability to export or sell our data packages would likely adversely affect our business.

We use biological and hazardous materials that require considerable expertise and expense for handling, storage and disposal and may result in claims against us.

We work with materials, including chemicals, biological agents and compounds that could be hazardous to human health and safety or the environment. Our operations also produce hazardous and biological waste products. Federal, provincial, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. We are subject to periodic inspections by Canadian provincial and federal authorities to ensure compliance with applicable laws. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental laws and regulations may restrict our operations. If we do not comply with applicable regulations, we may be subject to fines and penalties.

In addition, we cannot eliminate the risk of accidental injury or contamination from these materials or wastes, which could cause an interruption of our commercialization efforts, research and development programs and business operations, as well as environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations. In the event of contamination or injury, we could be liable for damages or penalized with fines in an amount exceeding our resources and our operations could be suspended or otherwise adversely affected. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance.

Once completed, our manufacturing operations will be dependent upon third-party suppliers, including single source suppliers, making us vulnerable to supply shortages and price fluctuations, which could harm our business.

We plan to build a GMP facility in Vancouver, British Columbia, to house our manufacturing and manufacturing support infrastructure. During the six months ended June 30, 2021, we have secured rights to land for the future construction of this facility. We anticipate that some of the suppliers of critical components or materials for our processes may be single or sole source suppliers and the replacement of these suppliers or the identification and qualification of suitable second sources may require significant time, effort and expense, and could result in delays in production, which could negatively impact our business operations and revenue. There can be no assurance that our supply of components necessary for the operation of this facility will not be limited, interrupted, or of satisfactory quality or continue to be available at acceptable prices. In addition, loss of any critical component provided by a single source supplier could require us to change the design of our manufacturing process based on the functions, limitations, features and specifications of the replacement components.

In addition, several other non-critical components and materials that comprise our systems are currently manufactured by a single supplier or a limited number of suppliers. In many of these cases, we have not yet qualified alternate suppliers and rely upon purchase orders, rather than long-term supply agreements. A supply interruption or an increase in demand beyond our current suppliers’ capabilities could harm our ability to manufacture our systems unless and until new sources of supply are identified and qualified. Our reliance on these suppliers subjects us to a number of risks that could harm our business, including:

•	interruption of supply resulting from modifications to or discontinuation of a supplier’s operations;
•	delays in product shipments resulting from uncorrected defects, reliability issues, or a supplier’s variation in a component;
•	a lack of long-term supply arrangements for key components with our suppliers;
•	inability to obtain adequate supply in a timely manner, or to obtain adequate supply on commercially reasonable terms;
•	difficulty and cost associated with locating and qualifying alternative suppliers for our components in a timely manner;
•	a modification or change in a manufacturing process or part that unknowingly or unintentionally negatively impacts the operation of our systems;
•	production delays related to the evaluation and testing of products from alternative suppliers, and corresponding regulatory qualifications;
•	delay in delivery due to our suppliers prioritizing other customer orders over ours;
•	damage to our brand reputation caused by defective components produced by our suppliers;
•	increased cost of our warranty program due to product repair or replacement based upon defects in components produced by our suppliers; and
•	fluctuation in delivery by our suppliers due to changes in demand from us or their other partners.

Any interruption in the supply of components or materials, or our inability to obtain substitute components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our partners, which would have an adverse effect on our business.

Although we expect that the acquisition of Trianni will result in synergies and other benefits to us, we may not realize those benefits because of difficulties related to integration.

In November 2020, we consummated the Trianni acquisition. As of the date of this document, the Trianni integration plan and costs are running according to the deal model; however, the full integration is not yet complete. We expect that the integration process will require significant time and resources, and we may not be able to manage the process successfully. If we are not able to successfully integrate Trianni’s businesses with ours, the anticipated benefits of the Trianni acquisition may not be realized fully or may take longer than expected to be realized. For instance, in connection with the acquisition, we acquired a suite of transgenic humanized rodent lines currently being validated and available for discovery projects in the near future. There can be no assurance that these rodent lines will ever be validated or available for use by us or our partners. Further, it is possible that we will experience disruption of either company’s or both companies’ ongoing businesses, including as we continue to service Trianni’s existing contracts for the foreseeable future. We may also incur higher than expected costs as a result of the acquisition or experience an overall post-completion process that takes longer than originally anticipated. In addition, at times the attention of certain members of our management and resources may be focused on integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt our ongoing business and the business of the combined company. We expect to incur non-recurring costs in connection with the acquisition of Trianni and integrating our operations with Trianni’s. Management cannot ensure that the elimination of duplicative costs or the realization of other efficiencies will offset the transaction and integration costs in the near term or at all. Furthermore, uncertainty about the effect of the Trianni acquisition on our business, employees, customers, third parties with whom we have relationships may have an adverse effect on our business, financial condition, results of operations and prospects. In addition, such challenges in integrating our acquisition of Trianni may be magnified by the ongoing COVID-19 pandemic.

Other potential difficulties we may encounter as part of the integration process include (i) the challenge of integrating complex systems, operating procedures, regulatory compliance programs, technology, networks and other assets of Trianni in a seamless manner that minimizes any adverse impact on our employees, patients, suppliers and other business partners; and (ii) potential unknown liabilities, liabilities that are significantly larger than we currently anticipate and unforeseen increased expenses or delays associated with the acquisition, including costs to integrate Trianni’s business that may exceed the costs that we currently anticipate. In addition, we have only recently begun to generate licensing revenue from our Trianni humanized rodent platform. There can be no assurance that we will continue to generate or expand our licensing revenue from this product offering in future periods. Accordingly, the contemplated benefits of the Trianni acquisition may not be realized fully, or at all, or may take longer to realize than expected.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain sufficient intellectual property protection for our technology, including our platform and Celium, our proprietary antibody visualization software, or if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize technologies or a platform similar or identical to ours, and our ability to successfully sell our data packages may be impaired.

We rely on patent protection as well as trademark, copyright, trade secret and other intellectual property rights protection and contractual restrictions to protect our proprietary technologies, all of which provide limited protection and may not adequately protect our rights or permit us to gain or keep a competitive advantage. If we fail to protect our intellectual property, third parties may be able to compete more effectively against us. In addition, we may incur substantial litigation costs in our attempts to recover or restrict the use of our intellectual property.

To the extent our intellectual property offers inadequate protection, or is found to be invalid or unenforceable, we would be exposed to a greater risk of direct competition. If our intellectual property does not provide adequate coverage of our competitors’ products and services, our competitive position could be adversely affected, as could our business. Both the patent application process and the process of managing patent disputes can be time-consuming and expensive.

Our success depends in large part on our ability to obtain and maintain adequate protection of the intellectual property we may own solely and jointly with others or otherwise have rights to, particularly patents, in the United States, Canada and in other countries with respect to our platform, our software and our technologies, without infringing the intellectual property rights of others.

We strive to protect and enhance the proprietary technologies that we believe are important to our business, including seeking patents intended to cover our platform and related technologies and uses thereof, as we deem appropriate. Our patents and patent applications in the United States, Canada and certain foreign jurisdictions relate to our technology. However, obtaining and enforcing patents in our industry is costly, time-consuming and complex, and we may fail to apply for patents on important products and technologies in a timely fashion or at all, or we may fail to apply for patents in potentially relevant jurisdictions. There can be no assurance that the claims of our patents (or any patent application that issues as a patent), will exclude others from making, using or selling our technology or technology that is substantially similar to ours. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. In countries where we have not sought and do not seek patent protection, third parties may be able to manufacture and sell our technology without our permission, and we may not be able to stop them from doing so. We may not be able to file and prosecute all necessary or desirable patent applications, or maintain, enforce and license any patents that may issue from such patent applications, at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. We may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents licensed to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.

As of June 30, 2020, we owned or exclusively licensed over 50 issued or allowed patents and over 90 pending patent applications worldwide, which includes over 30 issued U.S. patents and over 20 pending U.S. patent applications. We own registered trademarks and trademark applications for AbCellera, Celium, Trianni and the Trianni Mouse in the U.S., Canada and Europe. It is possible that none of our pending patent applications will result in issued patents in a timely fashion or at all, and even if patents are granted, they may not provide a basis for intellectual property protection of commercially viable products or services, may not provide us with any competitive advantages, or may be challenged and invalidated by third parties. It is possible that others will design around our current or future patented technologies. As a result, our owned and licensed patents and patent applications comprising our patent portfolio may not provide us with sufficient rights to exclude others from commercializing technology and products similar to any of our technology.

It is possible that in the future some of our patents, licensed patents and patent applications may be challenged at the United States Patent and Trademark Office, or USPTO, or in proceedings before the patent offices of other jurisdictions. We may not be successful in defending any such challenges made against our patents or patent applications. Any successful third-party challenge to our patents could result in loss of exclusivity or freedom to operate, patent claims being narrowed, the unenforceability or invalidity of such patents, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, limit the duration of the patent protection of our technology, and increased competition to our business. We may have to challenge the patents or patent applications of third parties. The outcome of patent litigation or other proceeding can be uncertain, and any attempt by us to enforce our patent rights against others or to challenge the patent rights of others may not be successful, or, if successful, may take substantial time and result in substantial cost, and may divert our efforts and attention from other aspects of our business.

Any changes we make to our technology, including changes that may be required for commercialization or that cause them to have what we view as more advantageous properties may not be covered by our existing patent portfolio, and we may be required to file new applications and/or seek other forms of protection for any such alterations to our technology. There can be no assurance that we would be able to secure patent protection that would adequately cover an alternative to our technology.

The patent positions of life sciences companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States or elsewhere. Courts frequently render opinions in the biotechnology field that may affect the patentability of certain inventions or discoveries.

Changes in patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our technology.

Changes in either the patent laws or in interpretations of patent laws in the United States or other countries or regions may diminish the value of our intellectual property. We cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. We may not develop additional proprietary platforms, methods and technologies that are patentable.

Assuming that other requirements for patentability are met, prior to March 16, 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. On or after March 16, 2013, under the Leahy-Smith America Invents Act, or the America Invents Act, enacted in September 16, 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third-party was the first to invent the claimed invention. A third-party that files a patent application in the USPTO on or after March 16, 2013, but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third-party. This will require us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either (i) file any patent application related to our technology or (ii) invent any of the inventions claimed in our or our licensor’s patents or patent applications.

The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third-party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third-party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third-party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned or in-licensed patent applications and the enforcement or defense of our owned or in-licensed issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, the patent position of companies in the biotechnology field is particularly uncertain. Various courts, including the United States Supreme Court have rendered decisions that affect the scope of patentability of certain inventions or discoveries relating to biotechnology. These decisions state, among other things, that a patent claim that recites an abstract idea, natural phenomenon or law of nature (for example, the relationship between particular genetic variants and cancer) are not themselves patentable. Precisely what constitutes a law of nature or abstract idea is uncertain, and it is possible that certain aspects of our technology could be considered natural laws. Accordingly, the evolving case law in the United States may adversely affect our and our licensors’ ability to obtain new patents or to enforce existing patents and may facilitate third-party challenges to any owned or licensed patents.

Issued patents covering our platform and technology could be found invalid or unenforceable if challenged.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability. Some of our patents or patent applications (including licensed patents) may be challenged at a future point in time in opposition, derivation, reexamination, inter partes review, post-grant review or interference. Any successful third-party challenge to our patents in this or any other proceeding could result in the unenforceability or invalidity of such patents or amendment to our patents in such a way that they no longer cover our platform and our technology, which may lead to increased competition to our business, which could harm our business. In addition, in patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on certain aspects of our platform technologies. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future products.

We may not be aware of all third-party intellectual property rights potentially relating to our platform or technology. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until approximately 18 months after filing or, in some cases, not until such patent applications issue as patents. We or our licensors might not have been the first to make the inventions covered by each of our pending patent applications and we or our licensors might not have been the first to file patent applications for these inventions. There is also no assurance that all of the potentially relevant prior art relating to our patents and patent applications or licensed patents and patent applications has been found, which could be used by a third-party to challenge their validity, or prevent a patent from issuing from a pending patent application.

To determine the priority of these inventions, we may have to participate in interference proceedings, derivation proceedings or other post-grant proceedings declared by the USPTO that could result in substantial cost to us. The outcome of such proceedings is uncertain. No assurance can be given that other patent applications will not have priority over our patent applications. In addition, changes to the patent laws of the United States allow for various post-grant opposition proceedings that have not been extensively tested, and their outcome is therefore uncertain. Furthermore, if third parties bring these proceedings against our patents, we could experience significant costs and management distraction.

We rely on in-licenses from third parties. If we lose these rights, our business may be materially adversely affected, our ability to develop improvements to our technology stack and drug-discovery platform may be negatively and substantially impacted, and if disputes arise, we may be subjected to future litigation as well as the potential loss of or limitations on our ability to incorporate the technology covered by these license agreements.

We are party to a royalty-bearing license agreement with the University of British Columbia that grants us exclusive rights to exploit certain patent rights that are related to our systems. Through our acquisition of Lineage, we obtained an exclusive license from Stanford University to patents and patent applications directed toward immune repertoire sequencing. We may need to obtain additional licenses from others to advance our research, development and commercialization activities. Some of our license agreements impose, and we expect that any future exclusive in-license agreements will impose, various development, diligence, commercialization and other obligations on us. We may enter into engagements in the future, with other licensors under which we obtain certain intellectual property rights relating to our platform and technology. These engagements take the form of exclusive license or of actual ownership of intellectual property rights or technology from third parties. Our rights to use the technology we license are subject to the continuation of and compliance with the terms of those agreements. In some cases, we may not control the prosecution, maintenance or filing of the patents to which we hold licenses, or the enforcement of those patents against third parties.

Moreover, disputes may arise with respect to our licensing or other upstream agreements, including:

•	the scope of rights granted under the agreements and other interpretation-related issues;
•	the extent to which our systems and consumables, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;
•	the sublicensing of patent and other rights under our collaborative development relationships;
•	our diligence obligations under the license agreements and what activities satisfy those diligence obligations;
•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and
•	the priority of invention of patented technology.

In spite of our efforts to comply with our obligations under our in-license agreements, our licensors might conclude that we have materially breached our obligations under our license agreements and might therefore, including in connection with any aforementioned disputes, terminate the relevant license agreement, thereby removing or limiting our ability to develop and commercialize technology covered by these license agreements. If any such in-license is terminated, or if the licensed patents fail to provide the intended exclusivity, competitors or other third parties might have the freedom to market or develop technologies similar to ours. In addition, absent the rights granted to us under such license agreements, we may infringe the intellectual property rights that are the subject of those agreements, we may be subject to litigation by the licensor, and if such litigation by the licensor is successful we may be required to pay damages to our licensor, or we may be required to cease our development and commercialization activities which are deemed infringing, and in such event we may ultimately need to modify our activities or technologies to design around such infringement, which may be time- and resource-consuming, and which may not be ultimately successful. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, our rights to certain components of our technology stack, are licensed to us on a non-exclusive basis. The owners of these non-exclusively licensed technologies are therefore free to license them to third parties, including our competitors, on terms that may be superior to those offered to us, which could place us at a competitive disadvantage. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights. In addition, certain of our agreements with third parties may provide that intellectual property arising under these agreements, such as data that could be valuable to our business, will be owned by the counterparty, in which case, we may not have adequate rights to use such data or have exclusivity with respect to the use of such data, which could result in third parties, including our competitors, being able to use such data to compete with us.

If we cannot acquire or license rights to use technologies on reasonable terms or if we fail to comply with our obligations under such agreements, we may not be able to commercialize new technologies or services in the future and our business could be harmed.

In the future, we may identify third-party intellectual property and technology we may need to license in order to engage in our business, including to develop or commercialize new technologies or services, and the growth of our business may depend in part on our ability to acquire, in-license or use this technology. However, such licenses may not be available to us on acceptable terms or at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater development or commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Even if such licenses are available, we may be required to pay the licensor in return for the use of such licensor’s technology, lump-sum payments, payments based on certain milestones such as sales volumes, or royalties based on sales of our platform. In addition, such licenses may be non-exclusive, which could give our competitors access to the same intellectual property licensed to us. We may also need to acquire or negotiate licenses to patents or patent applications before or after introducing a new service. The acquisition and licensing of third-party patent rights is a competitive area, and other companies may also be pursuing strategies to acquire or license third-party patent rights that we may consider attractive. We may not be able to acquire or obtain necessary licenses to patents or patent applications. Even if we are able to obtain a license to patent rights of interest, we may not be able to secure exclusive rights, in which case others could use the same rights and compete with us.

In spite of our best efforts, our licensors might conclude that we have materially breached our license agreements and might therefore terminate the license agreements, thereby removing our ability to develop and commercialize technology covered by these license agreements. If these licenses are terminated, or if the underlying intellectual property fails to provide the intended exclusivity, competitors would have the freedom to seek regulatory approval of, and to market, technologies identical to ours. This could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects. Additionally, termination of these agreements or reduction or elimination of our rights under these agreements, or restrictions on our ability to freely assign or sublicense our rights under such agreements when it is in the interest of our business to do so, may result in our having to negotiate new or reinstated agreements with less favorable terms, or cause us to lose our rights under these agreements, including our rights to important intellectual property or technology or impede, or delay or prohibit the further development or commercialization of one or more technologies that rely on such agreements.

While we still face all of the risks described herein with respect to those agreements, we cannot prevent third parties from also accessing those technologies. In addition, our licenses may place restrictions on our future business opportunities.

In addition to the above risks, intellectual property rights that we license in the future may include sublicenses under intellectual property owned by third parties, in some cases through multiple tiers. The actions of our licensors may therefore affect our rights to use our sublicensed intellectual property, even if we are in compliance with all of the obligations under our license agreements. Should our licensors or any of the upstream licensors fail to comply with their obligations under the agreements pursuant to which they obtain the rights that are sublicensed to us, or should such agreements be terminated or amended, our ability to further commercialize our technology may be materially harmed.

Further, we may not have the right to control the prosecution, maintenance and enforcement of all of our licensed and sublicensed intellectual property, and even when we do have such rights, we may require the cooperation of our licensors and upstream licensors, which may not be forthcoming. Our business could be adversely affected if we or our licensors are unable to prosecute, maintain and enforce our licensed and sublicensed intellectual property effectively.

Our licensors may have relied on third-party consultants or collaborators or on funds from third parties such that our licensors are not the sole and exclusive owners of the patents and patent applications we in-license. If other third parties have ownership rights to patents or patent applications we in-license, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

Our business, financial condition, results of operations and prospects could be materially and adversely affected if we are unable to enter into necessary agreements on acceptable terms or at all, if any necessary licenses are subsequently terminated, if the licensors fail to abide by the terms of the licenses or fail to prevent infringement by third parties, or if the acquired or licensed patents or other rights are found to be invalid or unenforceable. Moreover, we could encounter delays in the introduction of services while we attempt to develop alternatives. Defense of any lawsuit or failure to obtain any of these licenses on favorable terms could prevent us from commercializing products, which could harm our business, financial condition, results of operations and prospects.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our platform, software, systems, workflows and processes in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States and Canada can be less extensive than those in the United States and Canada. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States and Canada, and even where such protection is nominally available, judicial and governmental enforcement of such intellectual property rights may be lacking. Whether filed in the United States or abroad, our patent applications may be challenged or may fail to result in issued patents. Further, we may encounter difficulties in protecting and defending such rights in foreign jurisdictions. Consequently, we may not be able to prevent third parties from practicing our inventions in some or all countries outside the United States and Canada, or from selling or importing products made using our inventions in and into the United States, Canada or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own platform or technologies and may also sell their products or services to territories where we have patent protection, but enforcement is not as strong as that in the United States and Canada. These platforms and technologies may compete with ours. Our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. In addition, certain countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to other parties. Furthermore, many countries limit the enforceability of patents against other parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of any patents. In many foreign countries, patent applications and/or issued patents, or parts thereof, must be translated into the native language. If our patent applications or issued patents are translated incorrectly, they may not adequately cover our technologies; in some countries, it may not be possible to rectify an incorrect translation, which may result in patent protection that does not adequately cover our technologies in those countries.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of many other countries do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us to stop the misappropriation or other violations of our intellectual property rights including infringement of our patents in such countries. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, or that are initiated against us, and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, changes in the law and legal decisions by courts in the United States and Canada and foreign countries may affect our ability to obtain adequate protection for our technologies and the enforcement of intellectual property. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•

others may be able to make products that are similar to any product candidates we may develop or utilize similar technology but that are not covered by the claims of the patents that we license or may own in the future;

•	we, or our current or future collaborators, might not have been the first to make the inventions covered by the issued patents and pending patent applications that we license or may own in the future;
•	we, or our current or future collaborators, might not have been the first to file patent applications covering certain of our or their inventions;
•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our owned or licensed intellectual property rights;
•	it is possible that our pending patent applications or those that we may own in the future will not lead to issued patents;
•	issued patents that we hold rights to may be held invalid or unenforceable, including as a result of legal challenges by our competitors;
•

our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•

we cannot ensure that any patents issued to us or our licensors will provide a basis for an exclusive market for our commercially viable product candidates or will provide us with any competitive advantages;

•	we cannot ensure that our commercial activities or product candidates will not infringe upon the patents of others;
•	we cannot ensure that we will be able to further commercialize our technology on a substantial scale, if approved, before the relevant patents that we own or license expire;
•	we cannot ensure that any of our patents, or any of our pending patent applications, if issued, or those of our licensors, will include claims having a scope sufficient to protect our technology;
•	we may not develop additional proprietary technologies that are patentable;
•	the patents or intellectual property rights of others may harm our business; and
•	we may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third-party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unable to protect the confidentiality of our information and our trade secrets, the value of our technology could be materially adversely affected and our business could be harmed.

We rely heavily on trade secrets and confidentiality agreements to protect our unpatented know-how, technology and other proprietary information, including parts of our technology platform, and to maintain our competitive position. However, trade secrets and know-how can be difficult to protect. In addition to pursuing patents on our technology, we take steps to protect our intellectual property and proprietary technology by entering into agreements, including confidentiality agreements, non-disclosure agreements and intellectual property assignment agreements, with our employees, consultants, academic institutions, corporate partners and, when needed, our advisers. However, we cannot be certain that such agreements have been entered into with all relevant parties, and we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. For example, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure, which could adversely impact our ability to establish or maintain a competitive advantage in the market. If we are required to assert our rights against such party, it could result in significant cost and distraction.

Monitoring unauthorized disclosure and detection of unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. If we were to enforce a claim that a third-party had illegally obtained and was using our trade secrets, it would be expensive and time-consuming, and the outcome would be unpredictable. In addition, some courts both within and outside the United States and Canada may be less willing, or unwilling, to protect trade secrets.

We also seek to preserve the integrity and confidentiality of our confidential proprietary information by maintaining physical security of our premises and physical and electronic security of our information technology systems, but it is possible that these security measures could be breached. If any of our confidential proprietary information were to be lawfully obtained or independently developed by a competitor or other third-party, absent patent protection, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position. If any of our trade secrets were to be disclosed to or independently discovered by a competitor or other third-party, it could harm our business, financial condition, results of operations and prospects.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We have employed and expect to employ individuals who were previously employed at universities or other companies. Although we try to ensure that our employees, consultants, advisors and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that our employees, advisors, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information of their former employers or other third parties, or to claims that we have improperly used or obtained such trade secrets. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights and face increased competition to our business. A loss of key research personnel work product could hamper or prevent our ability to commercialize potential technologies and solutions, which could harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Any of the foregoing could harm our business, financial condition, results of operations and prospects.

We may not be able to protect and enforce our trademarks and trade names, or build name recognition in our markets of interest thereby harming our competitive position.

The registered or unregistered trademarks or trade names that we own may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition. In addition, third parties may in the future file for registration of trademarks similar or identical to our trademarks, thereby impeding our ability to build brand identity and possibly leading to market confusion. If they succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such rights, we may not be able to use these trademarks to develop brand recognition of our technologies or platform. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Further, we have and may in the future enter into agreements with owners of such third-party trade names or trademarks to avoid potential trademark litigation which may limit our ability to use our trade names or trademarks in certain fields of business.

We have not yet registered certain of our trademarks in all of our potential markets, although we have registered AbCellera in the United States and Canada as well as certain of our trademarks outside of the United States and Canada. If we apply to register these trademarks in other countries, and/or other trademarks in the United States, Canada and other countries, our applications may not be allowed for registration in a timely fashion or at all; and further, our registered trademarks may not be maintained or enforced. In addition, opposition or cancellation proceedings may in the future be filed against our trademark applications and registrations, and our trademarks may not survive such proceedings. In addition, third parties may file first for our trademarks in certain countries. If they succeed in registering such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to market our technologies in those countries. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, which could harm our business, financial condition, results of operations and prospects. And, over the long-term, if we are unable to establish name recognition based on our trademarks, then our marketing abilities may be materially adversely impacted.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We or our licensors may be subject to claims that former employees, partners or other third parties have an interest in our owned or in-licensed patents, trade secrets or other intellectual property as an inventor or co-inventor. Litigation may be necessary to defend against these and other claims challenging inventorship of our or our licensors’ ownership of our owned or in-licensed patents, trade secrets or other intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our systems, including our software, workflows, consumables and reagent kits. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees, and certain partners or partners may defer engaging with us until the particular dispute is resolved. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are and in the future may be involved in litigation and other proceedings related to intellectual property, which could be time-intensive and costly and may adversely affect our business, financial condition, results of operations and prospects.

In recent years, there has been significant litigation in the United States and other jurisdictions involving intellectual property rights. We are and may in the future be involved with litigation or actions at the USPTO or the patent offices of other jurisdictions with various third parties that claim we or our partners using our solutions have misappropriated, misused or infringed other parties’ intellectual property rights. We expect that the number of such claims may increase as our business and the level of competition in our industry segments, grow. Any infringement claim, regardless of its validity, could harm our business by, among other things, resulting in time-consuming and costly litigation, diverting management’s time and attention from the development of the business, requiring the payment of monetary damages (including treble damages, attorneys’ fees, costs and expenses) or royalty payments, or result in potential or existing partners delaying purchases of our data packages or entering into engagements with us pending resolution of the dispute.

As we move into new markets and applications for our platform, incumbent participants in such markets may assert their patents and other proprietary rights against us as a means of slowing our entry into such markets or as a means to extract substantial license and royalty payments from us. Our competitors and others may now and, in the future, have significantly larger and more mature patent portfolios than we currently have. In addition, future litigation may involve patent holding companies or other adverse patent owners who have no relevant product or service revenue and against whom our own patents may provide little or no deterrence or protection. Therefore, our commercial success may depend in part upon our ability to develop, manufacture, market and sell any products and services that we may develop and use without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of third parties, or the invalidity of such patents or proprietary rights.

Our research, development and commercialization activities may in the future be subject to claims that we infringe or otherwise violate patents or other intellectual property rights owned or controlled by third parties. There is a substantial amount of litigation and other patent challenges, both within and outside the United States and Canada, involving patent and other intellectual property rights in the biotechnology industry, including patent infringement lawsuits, interferences, oppositions and inter partes review proceedings before the USPTO, and corresponding foreign patent offices. Third parties may initiate legal proceedings against us or our licensor, and we or our licensor may initiate legal proceedings against third parties. The outcome of such proceedings would be uncertain and could have a material adverse effect on the success of our business. Numerous U.S., Canadian and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our platform and technology. As the biotechnology industry expands and more patents are issued, the risk increases that our technologies may be subject to claims of infringement of the patent rights of third parties.

Additionally, the risks of being involved in such litigation and proceedings may increase if our technology nears commercialization. Numerous significant intellectual property issues have been litigated, are being litigated and will likely continue to be litigated, between existing and new participants in our existing and targeted markets, and one or more third parties may assert that our technologies infringe their intellectual property rights as part of a business strategy to impede our successful entry into or growth in those markets.

The legal threshold for initiating litigation or contested proceedings is low, so that even lawsuits or proceedings with a low probability of success might be initiated and require significant resources to defend. An unfavorable outcome in any such proceeding could require us to cease using the related technology or developing or commercializing our technology, or to attempt to license rights to it from the prevailing party, which may not be available on commercially reasonable terms, or at all.

Third parties may assert that we are employing their proprietary technology without authorization. We are also aware of issued U.S. patents and patent applications with subject matter related to our platform, systems, workflows and processes, and there may be other related third-party patents or patent applications of which we are not aware.

It is possible that we are or may become aware of patents or pending patent applications that we think do not relate to our technology or that we believe are invalid or unenforceable, but that may nevertheless be interpreted to encompass our technology and to be valid and enforceable. Thus, we do not know with certainty that our technology, or our development and commercialization thereof, do not and will not infringe, misappropriate or otherwise violate any third-party’s intellectual property.

In addition, we may receive in the future, correspondence from third parties referring to the relevance of such third parties’ intellectual property to our technology, our workflows or our advanced automated systems, and we are currently engaged in litigation with one such third-party, Berkeley Lights. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our current or future programs or technologies may infringe. In addition, similar to what other companies in our industry have experienced, we expect our competitors and others may have patents or may in the future obtain patents and claim that making, having made, using, selling, offering to sell or importing our platform, or the systems, workflows, consumables and reagent kits that comprise our platform, infringes these patents. As to pending third-party applications, we cannot predict with any certainty which claims will issue, if any, or the scope of such issued claims. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our platforms, including our systems, workflows, consumables and reagent kits. Under the applicable law of certain jurisdictions, the scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our technologies. We may incorrectly determine that our technologies are not covered by a third-party patent or may incorrectly predict whether a third-party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our technologies.

There can be no assurance that we will prevail in any suit initiated against us by third parties, successfully settle or otherwise resolve patent infringement claims. A court of competent jurisdiction could hold that third-party patents are valid, enforceable and infringed, which could materially and adversely affect our ability and the ability of our licensor to commercialize any technology we may develop and any other technologies covered by the asserted third-party patents. Third parties making claims against us may be able to obtain injunctive or other relief, which could block our ability to develop, commercialize and sell data packages, and could result in the award of substantial damages against us, including treble damages, attorney’s fees, costs and expenses if we are found to have willfully infringed. In the event of a successful claim of infringement against us, we may be required to pay damages and ongoing royalties, and obtain one or more licenses from third parties, or be prohibited from selling certain products or services. We may not be able to obtain these licenses on acceptable or commercially reasonable terms, if at all, or these licenses may be non-exclusive, which could result in our competitors and other third parties gaining access to the same intellectual property. In addition, we could encounter delays and incur significant costs in service introductions while we attempt to develop alternative processes, technologies or services, or redesign our technologies or services, to avoid infringing third-party patents or proprietary rights. Defense of any lawsuit or failure to obtain any of these licenses or to develop a workaround could prevent us from commercializing products or services, and the prohibition of sale or the threat of the prohibition of sale of any of our data packages could materially affect our business and our ability to gain market acceptance for our technologies. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure.

In addition, our agreements with some of our partners, suppliers or other entities with whom we do business require us to defend or indemnify these parties to the extent they become involved in infringement claims, including the types of claims described above. We could also voluntarily agree to defend or indemnify third parties in instances where we are not obligated to do so if we determine it would be important to our business relationships. If we are required or agree to defend or indemnify third parties in connection with any infringement claims, we could incur significant costs and expenses that could adversely affect our business, financial condition, results of operations and prospects.

Any uncertainties resulting from the initiation and continuation of any litigation or administrative proceeding could have a material adverse effect on our ability to raise additional funds or otherwise have a material adverse effect on our business, results of operations, financial condition and prospects.

The outcome of our litigation with Berkeley Lights may adversely affect our business, financial condition, results of operations and prospects.

In July 2020, we filed a complaint against Berkeley Lights, in the United States District Court for the District of Delaware, alleging that Berkeley Lights infringed and continues to infringe, directly and indirectly, the following patents exclusively licensed by the Company, including U.S. Patent Nos. 10,107,812; 10,274,494; 10,466,241; 10,578,618; 10,697,962; 10,087,408; 10,421,936 and

10,704,018, by making, using, offering for sale, selling and/or importing Berkeley Lights’ Beacon Optofluidic System. In August 2020, we filed an additional related complaint against Berkeley Lights in the United States District Court for the District of Delaware, alleging that Berkeley Lights infringed and continues to infringe, directly and indirectly, U.S. Patent Nos. 10,718,768; 10,738,270; 10,746,737 and 10,753,933. In September 2020, we filed another complaint against Berkeley Lights in the United States District Court for the District of Delaware, alleging that Berkeley Lights infringed and continues to infringe, directly and indirectly, U.S. Patent Nos. 10,775,376; 10,775,377 and 10,775,378. On December 3, 2020, the judge assigned to these three lawsuits ordered that they be transferred to the U.S. District Court for the Northern District of California. In these lawsuits, we are seeking, among other things, a judgment of infringement, a permanent injunction and damages (including lost profits, a reasonable royalty, reasonable costs and attorney’s fees and treble damages for willful infringement). In February 2021, these lawsuits were consolidated and assigned to the Honorable Judge Lucy Koh. In February 2021, Berkley Lights filed a motion seeking leave to amend its counterclaims to add the allegations of unfair competition (as plead in the case described below) against AbCellera only. In July 2021, the Court allowed Berkeley to amend its counterclaims to add the unfair competition claims subject to our right to seek dismissal with prejudice should the counterclaims not overcome objections previously presented by us to the court.  The Company is continuing to oppose the unfounded counterclaim and we intend to seek dismissal with prejudice. In March 2021, the court set this matter down for a jury trial with a December 12, 2022 start date. These lawsuits remain pending.

In August 2020, Berkeley Lights filed a complaint in the Northern District of California against us and our wholly-owned subsidiary Lineage Inc. The complaint includes two counts of unfair competition and one count of non-infringement of a U.S. patent: Patent No. 10,058,839 (the “’839 patent”). Berkeley Lights is seeking, among other things, damages and a declaratory judgment of non-infringement of the ’839 patent. We filed a motion to dismiss the action for lack of jurisdiction and failure to state a claim upon which relief can be granted pursuant to Federal Rules of Civil Procedure 12(b) 1, 2, and 6. In January 2021, the Court determined that there was no jurisdiction over AbCellera or Lineage and dismissed the unfair competition claims but ordered jurisdictional discovery on a limited basis with respect to AbCellera only regarding Berkley Lights’ request for declaratory judgment on the ‘839 patent. In July 2021, Berkeley voluntarily dismissed this lawsuit.

In the event that Berkeley Lights were to prevail in the litigation against us, as a result of which Berkeley Lights could continue to sell its products, it could reduce our competitive advantage and differentiation in the market place, impairing our ability to bring in new business. Furthermore, Berkeley Lights may seek to invalidate the asserted patents during the litigation. If Berkeley Lights succeeds in invalidating the asserted patents, the strength of our intellectual property portfolio could be adversely affected and our ability to protect our technology, business and reputation or to generate licensing revenue from our intellectual property would be adversely impacted.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Litigation or other legal proceedings relating to intellectual property claims, even if resolved in our favor, may cause us to incur substantial costs and divert the attention of our management and technical personnel from their normal responsibilities in defending against any of these claims. Parties making claims against us may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Such litigation or proceedings could substantially increase our operating costs and reduce the resources available for development activities or any future sales, marketing, or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of intellectual property proceedings could harm our ability to compete in the marketplace. In addition, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. Any of the foregoing could harm our business, financial condition, results of operations and prospects.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful and have a material adverse effect on the success of our business.

Third parties, including our competitors, could be infringing, misappropriating or otherwise violating our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly. From time to time, we seek to analyze our competitors’ products and services, and may in the future seek to enforce our rights against potential infringement, misappropriation or violation of our intellectual property. However, the steps we have taken to protect our proprietary rights may not be adequate to enforce our rights as against such infringement, misappropriation or violation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Any inability to meaningfully enforce our intellectual property rights could harm our ability to compete and reduce demand for our data packages.

Litigation may be necessary for us to enforce our patent and proprietary rights or to determine the scope, coverage and validity of the proprietary rights of others. We are currently engaged in a lawsuit with Berkeley Lights based upon our allegations of its infringement of our intellectual property rights and we may become involved in additional lawsuits in the future. If we do not prevail in such legal proceedings, we may be required to pay damages, we may lose significant intellectual property protection for our technologies, such that competitors could copy our technologies and we could be forced to cease selling certain of our data packages. Any litigation that may be necessary in the future could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition, results of operations and prospects. In any lawsuit we bring to enforce our intellectual property rights, a court may refuse to stop the other party from using the technology at issue on grounds that our intellectual property rights do not cover the technology in question. Further, in such proceedings, the defendant could counterclaim that our intellectual property is invalid or unenforceable and the court may agree, in which case we could lose valuable intellectual property rights. The outcome in any such lawsuits are unpredictable. Even if we do prevail in any future litigation related to intellectual property rights, the cost and time requirements of the litigation could negatively impact our financial results.

Obtaining and maintaining our patent protection depends on compliance with various required procedures, document submissions, fee payments and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on issued United States and most foreign patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States at several stages over the lifetime of the patents and/or applications in order to maintain such patents and patent applications. We have systems in place to remind us to pay these fees, and we engage an outside service and rely on our outside counsel to pay these fees due to non-U.S. patent agencies. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, if we or our licensors fail to maintain the patents and patent applications covering our products and technology our competitors may be able to enter the market with similar or identical products or technology without infringing our patents and this circumstance would have a material adverse effect on our business.

Patent terms may be inadequate to protect our competitive position on our technology for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our platform or technology are obtained, once the patent life has expired, we may be open to competition from others. If our platform or technologies require extended development and/or regulatory review, patents protecting our platform or technologies might expire before or shortly after we are able to successfully commercialize them. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing processes or technologies similar or identical to ours.

Our use of open source software could compromise our ability to offer our data packages and subject us to possible litigation.

We use open source software in connection with our technology and computational engine of our platform, Celium. Companies that incorporate open source software into their technologies and services have, from time to time, faced claims challenging their use of open source software and compliance with open source license terms. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms. Some open source software licenses require users who distribute software containing open source software to publicly disclose all or part of the source code to the licensee’s software that incorporates, links or uses such open source software, and make available to third parties for no cost, any derivative works of the open source code created by the licensee, which could include the licensee’s own valuable proprietary code. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, or could be claimed to have occurred, in part because open source license terms are often ambiguous. There is little legal precedent in this area and any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop technologies that are similar to or better than ours. Any of the foregoing could harm our business, financial condition, results of operations and prospects.

Some intellectual property that we have in-licensed may have been discovered through government funded programs and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit our exclusive rights, and limit our ability to contract with non-U.S. manufacturers.

Some of our intellectual property rights may have been generated through the use of U.S. government funding and are therefore subject to certain federal regulations. As a result, the U.S. government may have certain rights to intellectual property embodied in our technology pursuant to the Bayh-Dole Act of 1980, or Bayh-Dole Act, and implementing regulations. These U.S. government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right to require us or our licensors to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third-party if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The U.S. government also has the right to take title to these inventions if we, or the applicable licensor, fail to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. These time limits have recently been changed by regulation, and may change in the future. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us or the applicable licensor to expend substantial resources. To date, only our work in helping develop bamlanivimab may be subject to government funding or “march-in” rights. In addition, the U.S. government requires that any products embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. manufacturers may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property. To the extent any of our future intellectual property is generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.

Risks Related to Ownership of Our Common Shares

If we fail to establish and maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.

Ensuring that we have effective internal financial and accounting controls and procedures in place so that we can produce financial statements that are, in all material respects, in conformity with accounting principles generally accepted in the United States of America, on a timely basis is a costly and time-consuming effort that needs to be re-evaluated annually. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. In connection with our initial public offering, or IPO, we began the process of documenting, and reviewing and improving our internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, which require annual management assessment of the effectiveness of our internal control over financial reporting.

Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes, and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In our efforts to maintain proper and effective internal control over financial reporting, we may discover significant deficiencies or material weaknesses in our internal control over financial reporting, which we may not successfully remediate on a timely basis or at all. Any failure to remediate any significant deficiencies or material weaknesses identified by us or to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. If we identify one or more material weaknesses in the future, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which may harm the market price of our shares.

In connection with the audit of our financial statements as of and for the years ended December 31, 2018 and 2019, a material weakness in our internal control over financial reporting was identified and we may identify additional material weaknesses in the future.

Ineffective internal control over financial reporting could result in errors in our financial statements, reduce investor confidence and adversely impact our stock price. As described in Part II, Item 9A, “Controls and Procedures” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, we identified a material weakness in internal controls related to an overstatement of lease liability upon adoption of ASU 2016-02, as well as certain other adjustments. We are remediating the material weakness. If the additional controls and processes that we have implemented are not sufficient, or if we identify additional control deficiencies that individually or together constitute significant deficiencies or material weaknesses, our ability to accurately record, process, and report financial information and consequently, our ability to prepare financial statements within required time periods, could be adversely affected. Failure to properly remediate the material weakness or the discovery of additional control deficiencies could result in violations of applicable securities laws, stock exchange listing requirements, subject us to litigation and investigations, negatively affect investor confidence in our financial statements, and adversely impact our stock price and ability to access capital markets.

Future sales and issuances of our common shares or rights to purchase common shares, including pursuant to our Employee Share Option and Incentive Plan, or EIP, could result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations, including expanded research and development activities, and costs associated with operating as a public company. To raise capital, we may sell common shares, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common shares, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing shareholders, and new investors could gain rights, preferences, and privileges senior to the holders of our common shares, including common shares sold in our IPO.

Pursuant to our incentive plan, that we adopted in connection with our IPO, our management is authorized to grant stock options to our employees, directors and consultants.

Initially, the aggregate number of our common shares that may be issued pursuant to share awards under the EIP was 21,280,000 shares. The number of common shares reserved for issuance under the EIP shall be cumulatively increased on January 1, 2022 and each January 1 thereafter by 5% of the total number of common shares outstanding on December 31 of the preceding calendar year or a lesser number of shares determined by our board of directors. Unless our board of directors elects not to increase the number of shares available for future grant each year, our shareholders may experience additional dilution, which could cause our share price to fall.

Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our technologies.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or grant licenses on terms unfavorable to us.

We do not intend to pay dividends on our common shares, so any returns will be limited to the value of our common shares.

We currently anticipate that we will retain future earnings for the development, operation, expansion and continued investment into our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, we may enter into agreements that prohibit us from paying cash dividends without prior written consent from our contracting parties, or which other terms prohibiting or limiting the amount of dividends that may be declared or paid on our common shares. Any return to shareholders will therefore be limited to the appreciation of their common shares, which may never occur.

Our principal shareholders and management own a significant percentage of our shares and will be able to exert significant influence over matters subject to shareholder approval.

Our executive officers, directors, and 5% shareholders beneficially currently own approximately 46% of our common shares based on publicly known information. Therefore, these shareholders have the ability to influence us through this ownership position. These shareholders may be able to determine all matters requiring shareholder approval. For example, these shareholders may be able to control elections of directors, amendments of our organizational documents or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common shares that you may feel are in your best interest as one of our shareholders.

Sales of a substantial number of our common shares in the public market could cause our share price to fall significantly, even if our business is doing well.

Sales of a substantial number of our common shares in the public market could occur at any time. If our shareholders sell, or the market perceived that our shareholders intend to sell, substantial amounts of our common shares in the public market, the market price of our common shares could decline significantly.

We have filed registration statements on Form S-8 to register our common shares that are issuable pursuant to our equity incentive plans. Shares registered under these registration statements on Form S-8 will be available for sale in the public market subject to vesting arrangements and exercise of options.

Additionally, as of June 30, 2021, certain holders of our common shares have rights, subject to some conditions, to require us to file one or more registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other shareholders. If we were to register the resale of these shares, they could be freely sold in the public market. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common shares could decline.

We are governed by the corporate laws of Canada which in some cases have a different effect on shareholders than the corporate laws of the United States.

We are governed by the Business Corporations Act (British Columbia), or BCBCA, and other relevant laws, which may affect the rights of shareholders differently than those of a company governed by the laws of a U.S. jurisdiction, and may, together with our charter documents, have the effect of delaying, deferring or discouraging another party from acquiring control of our company by means of a tender offer, a proxy contest or otherwise, or may affect the price an acquiring party would be willing to offer in such an instance. The material differences between the BCBCA and Delaware General Corporation Law, or DGCL, that may have the greatest such effect include, but are not limited to, the following: (i) for certain corporate transactions (such as mergers and amalgamations or amendments to our articles) the BCBCA generally requires the voting threshold to be a special resolution approved by 66 2/3% of shareholders, or as set out in the articles, as applicable, whereas DGCL generally only requires a majority vote; and (ii) under the BCBCA a holder of 5% or more of our common shares can requisition a special meeting of shareholders, whereas such right does not exist under the DGCL. We cannot predict whether investors will find our company and our common shares less attractive because we are governed by foreign laws.

Our articles  and certain Canadian legislation contain provisions that may have the effect of delaying, preventing or making undesirable an acquisition of all or a significant portion of our shares or assets or preventing a change in control.

Certain provisions of our articles and certain provisions under the BCBCA, together or separately, could discourage, delay or prevent a merger, acquisition or other change in control of us that shareholders may consider favorable, including transactions in which they might otherwise receive a premium for their common shares. These provisions include the establishment of a staggered board of directors, which divides the board into three groups, with directors in each group serving a three-year term. The existence of a staggered board can make it more difficult for shareholders to replace or remove incumbent members of our board of directors. As such, these provisions could also limit the price that investors might be willing to pay in the future for our common shares, thereby depressing the market price of our common shares. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our board of directors. Among other things, these provisions include the following:

•	shareholders cannot amend our articles unless such amendment is approved by shareholders holding at least 66 2/3% of the shares entitled to vote on such approval;
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our board of directors may, without shareholder approval, issue preferred shares in one or more series having any terms, conditions, rights, preferences and privileges as the board of directors may determine; and

•	shareholders must give advance notice to nominate directors or to submit proposals for consideration at shareholders’ meetings.

A non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded. A reviewable acquisition may not proceed unless the Minister is satisfied that the investment is likely to be of net benefit to Canada. If the applicable financial thresholds were exceeded such that a net benefit to Canada review would be required, this could prevent or delay a change of control and may eliminate or limit strategic opportunities for shareholders to sell their common shares. Furthermore, limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation has a pre-merger notification regime and mandatory waiting period that applies to certain types of transactions that meet specified financial thresholds, and permits the Commissioner of Competition to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us.

Our articles designate specific courts in Canada and the United States as the exclusive forum for certain litigation that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our articles, unless we consent in writing to the selection of an alternative forum, the courts of the Province of British Columbia and the appellate courts therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action or proceeding asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of ours to us; (c) any action or proceeding asserting a claim arising out of any provision of the BCBCA or our articles (as either may be amended from time to time); or (d) any action or proceeding asserting a claim or otherwise related to our affairs, or the Canadian Forum Provision. The Canadian Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. In addition, our articles further provide that unless we consent in writing to the selection of an alternative forum, the United States District Court for the District of Delaware shall be the sole and exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act, or the U.S. Federal Forum Provision. In addition, our articles provide that any person or entity purchasing or otherwise acquiring any interest in our common shares is deemed to have notice of and consented to the Canadian Forum Provision and the U.S. Federal Forum Provision; provided, however, that shareholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder.

The Canadian Forum Provision and the U.S. Federal Forum Provision in our articles may impose additional litigation costs on shareholders in pursuing any such claims. Additionally, the forum selection clauses in our amended articles may limit our shareholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our shareholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts, including courts in Canada and other courts within the U.S., will enforce our U.S. Federal Forum Provision. If the U.S. Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The U.S. Federal Forum Provision may also impose additional litigation costs on shareholders who assert that the provision is not enforceable or invalid. The courts of the Province of British Columbia and the United States District Court for the District of Delaware may also reach different judgments or results than would other courts, including courts where a shareholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our shareholders.

Because we are a Canadian company, it may be difficult to serve legal process or enforce judgments against us.

We are incorporated and maintain operations in Canada. In addition, while certain of our directors and officers reside in the United States, many of them reside outside of the United States. Accordingly, service of process upon us may be difficult to obtain within the United States. Furthermore, because substantially all of our assets are located outside the United States, any judgment obtained in the United States against us, including one predicated on the civil liability provisions of the U.S. federal securities laws, may not be collectible within the United States. Therefore, it may not be possible to enforce those actions against us.

In addition, it may be difficult to assert U.S. securities law claims in original actions instituted in Canada. Canadian courts may refuse to hear a claim based on an alleged violation of U.S. securities laws against us or these persons on the grounds that Canada is not the most appropriate forum in which to bring such a claim. Even if a Canadian court agrees to hear a claim, it may determine that Canadian law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Canadian law. Furthermore, it may not be possible to subject foreign persons or entities to the jurisdiction of the courts in Canada. Similarly, to the extent that our assets are located in Canada, investors may have difficulty collecting from us any judgments obtained in the U.S. courts and predicated on the civil liability provisions of U.S. securities provisions.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our results of operations could be adversely affected.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States, or U.S. GAAP, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience, known trends and events, and various other factors that we believe to be reasonable under the circumstances, as provided in “Management’s Discussion and Analysis of Financial

Condition and Results of Operations—Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include the estimated variable consideration included in the transaction price in our contracts with customers, stock-based compensation, and valuation of our equity investments in early-stage biotechnology companies. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our common shares.

Additionally, we regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards and changes in their interpretation, we might be required to change our accounting policies, alter our operational policies, and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial position, and profit.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to certain reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

If we or our non-U.S. subsidiary is a CFC there could be materially adverse U.S. federal income tax consequences to certain U.S. Holders of our common shares.

Each “Ten Percent Shareholder” (as defined below) in a non-U.S. corporation that is classified as a controlled foreign corporation, or a CFC, for U.S. federal income tax purposes generally is required to include in income for U.S. federal tax purposes such Ten Percent Shareholder’s pro rata share of the CFC’s “Subpart F income,” global intangible low taxed income, and investment of earnings in U.S. property, even if the CFC has made no distributions to its shareholders. Subpart F income generally includes dividends, interest, rents, royalties, gains from the sale of securities and income from certain transactions with related parties. In addition, a Ten Percent Shareholder that realizes gain from the sale or exchange of shares in a CFC may be required to classify a portion of such gain as dividend income rather than capital gain. An individual that is a Ten Percent Shareholder with respect to a CFC generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a Ten Percent Shareholder that is a U.S. corporation. Failure to comply with these reporting obligations may subject a Ten Percent Shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such Ten Percent Shareholder’s U.S. federal income tax return for the year for which reporting was due from starting.

A non-U.S. corporation generally will be classified as a CFC for U.S. federal income tax purposes if Ten Percent Shareholders own, directly or indirectly, more than 50% of either the total combined voting power of all classes of stock of such corporation entitled to vote or of the total value of the stock of such corporation. A “Ten Percent Shareholder” is a United States person (as defined by the Code) who owns or is considered to own 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of such corporation.

The determination of CFC status is complex and includes attribution rules, the application of which is not entirely certain. In addition, recent changes to the attribution rules relating to the determination of CFC status may make it difficult to determine our CFC status for any taxable year. In addition, those changes to the attribution rules may result in ownership of the stock of our non-U.S. subsidiary being attributed to our U.S. subsidiary, which could result in our non-U.S. subsidiary being treated as a CFC and certain U.S. Holders of our common shares being treated as Ten Percent Shareholders of such non-U.S. subsidiary CFC. In addition, it is possible that a shareholder treated as a U.S. person for U.S. federal income tax purposes will acquire, directly or indirectly, enough of our common shares to be treated as a Ten Percent Shareholder. We believe that we and our non-U.S. subsidiary will not be treated as CFCs in the 2020 taxable year. It is unclear whether we would be treated as a CFC in a subsequent taxable year. We cannot provide any assurances that we will assist holders of our common shares in determining whether we or any of our non-U.S. subsidiaries are treated as a CFC or whether any holder of the common shares is treated as a Ten Percent Shareholder with respect to any such CFC or furnish to any Ten Percent Shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations.

U.S. Holders should consult their tax advisors with respect to the potential adverse U.S. tax consequences of becoming a Ten Percent Shareholder in a CFC, including the possibility and consequences of becoming a Ten Percent Shareholder in our non-U.S. subsidiary that may be treated as a CFC due to the changes to the attribution rules. If we are classified as both a CFC and a PFIC (as defined below), we generally will not be treated as a PFIC with respect to those U.S. Holders that meet the definition of a Ten Percent Shareholder during the period in which we are a CFC. A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of our common shares and is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

Our U.S. shareholders may suffer adverse tax consequences if we are characterized as a PFIC.

The rules governing passive foreign investment companies, or PFICs, can have adverse effects on U.S. Holders for U.S. federal income tax purposes. Generally, if, for any taxable year, at least 75% of our gross income is passive income (such as interest income), or at least 50% of the gross value of our assets (determined on the basis of a weighted quarterly average) is attributable to assets that produce passive income or are held for the production of passive income (including cash), we would be characterized as a PFIC for U.S. federal income tax purposes. The determination of whether we are a PFIC, which must be made annually after the close of each taxable year, depends on the particular facts and circumstances and may also be affected by the application of the PFIC rules, which are subject to differing interpretations. Our status as a PFIC will depend on the composition of our income and the composition and value of our assets (including good will and other intangible assets), which will be affected by how, and how quickly, we utilize any cash that was raised in our IPO or in any other financing transaction. If we are treated as a non-publicly traded CFC for the year being tested for purposes of the PFIC rules, the value of our assets will be measured by the adjusted tax basis of our assets. If we were a publicly traded CFC or not a CFC for any part of such year, the value of our assets generally may be determined by reference to the fair market value of our common shares, which may be volatile. Moreover, our ability to earn specific types of income that will be treated as non-passive for purposes of the PFIC rules is uncertain with respect to future years. We believe we were not classified as a PFIC during the taxable year ended December 31, 2020. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Accordingly, we cannot provide any assurances regarding our PFIC status for any current or future taxable years.

If we are classified as a PFIC, a U.S. Holder would be subject to adverse U.S. federal income tax consequences, such as ineligibility for certain preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. A U.S. Holder may in certain circumstances mitigate adverse tax consequences of the PFIC rules by filing an election to treat the PFIC as a qualified electing fund, or QEF, or, if shares of the PFIC are “marketable stock” for purposes of the PFIC rules, by making a mark-to-market election with respect to the shares of the PFIC. U.S. Holders are urged to consult their own tax advisors regarding the potential consequences if we were or were to become classified as a PFIC, including the availability, and advisability, of, and procedure for, making QEF or mark-to-market elections.

Tax authorities may disagree with our positions and conclusions regarding certain tax positions, resulting in unanticipated costs, taxes or non-realization of expected benefits.

A tax authority may disagree with tax positions that we have taken, which could result in increased tax liabilities. For example, the U.S. Internal Revenue Service or another tax authority could challenge our allocation of income by tax jurisdiction and the amounts paid between our affiliated companies pursuant to our intercompany arrangements and transfer pricing policies, including amounts paid with respect to our intellectual property development. Similarly, a tax authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions. A tax authority may take the position that material income tax liabilities, interest and penalties are payable by us, in which case, we expect that we might contest such assessment. Contesting such an assessment may be lengthy and costly and if we were unsuccessful in disputing the assessment, the implications could increase our anticipated effective tax rate, where applicable.

General Risk Factors

The COVID-19 pandemic could adversely impact our business.

In late 2019, a novel strain of coronavirus, SARS-CoV-2, which resulted in the evolving COVID-19 pandemic, surfaced in Wuhan, China. Since then, COVID-19 has spread across the globe and to multiple regions within the United States and Canada, including British Columbia, where our primary office and laboratory space is located. The COVID-19 pandemic is evolving, and to date has led to the implementation of various responses, including government-imposed shelter-in-place orders, quarantines, travel restrictions and other public health safety measures, as well as reported adverse impacts on healthcare resources, facilities and providers, in Canada, across the United States and in other countries. In response to the spread of COVID-19, and in accordance with guidance from provincial and local government authorities, we have restricted access to our facilities mostly to personnel and third parties who must perform critical activities that must be completed on-site, limited the number of such personnel that can be present at our facilities at any one time, and requested that most of our personnel work remotely in compliance with the local government issued guidance. In the event that government authorities were to further modify current restrictions, our employees conducting research and development or manufacturing activities may not be able to access our laboratory and manufacturing space, and our core activities may be significantly limited or curtailed, possibly for an extended period of time.

As a result of the COVID-19 pandemic, or similar pandemics and outbreaks, we have experienced and may continue to experience severe delays and disruptions, including, for example:

•	interruption of or delays in receiving products and supplies from third parties;
•	limitations on our business operations by local, state, provincial and/or federal governments that could impact our ability to sell our data packages;
•	delays in negotiations with partners and potential partners;
•	increases in facilities costs to comply with physical distancing guidance;
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business disruptions caused by workplace, laboratory and office closures and an increased reliance on employees working from home, travel limitations, cyber security and data accessibility, or communication or mass transit disruptions; and

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limitations on employee resources that would otherwise be focused on the conduct of our activities, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people.

Any of these factors could severely impact our research and development activities, business operations and sales, or delay necessary interactions with local regulators, manufacturing sites and other important contractors and partners. These and other factors arising from the COVID-19 pandemic could worsen in countries that are already afflicted with COVID-19, could continue to spread to additional countries, or could return to countries where the pandemic has been partially contained, and could further adversely impact our ability to conduct our business generally and have a material adverse impact on our operations and financial condition and results.

The extent to which the COVID-19 pandemic may negatively impact our operations and results of operations or those of our stakeholders will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions, additional or modified government actions, new information that will emerge concerning the severity and impact of the COVID-19 pandemic and actions to contain the outbreak or treat its impact, such as social distancing, quarantines, lock-downs or business closures.

Our employees, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements, and insider trading.

We are exposed to the risk of fraud or other misconduct by our employees, consultants and commercial partners. Misconduct by these parties could include intentional failures to comply with the applicable laws and regulations in the United States, Canada and abroad, report financial information or data accurately or disclose unauthorized activities to us. These laws and regulations may restrict or prohibit a wide range of pricing, discounting and other business arrangements. Such misconduct could result in legal or regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and any other precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses, or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could result in the imposition of significant civil, criminal and administrative penalties, which could have a significant impact on our business. Whether or not we are successful in defending against such actions or investigations, we could incur substantial costs, including legal fees and divert the attention of management in defending ourselves against any of these claims or investigations.

The market price of our common shares may be volatile, and you could lose all or part of your investment.

The trading price of our common shares is highly volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume These factors include:

•	actual or anticipated fluctuations in our financial condition and operating results, including fluctuations in our quarterly and annual results;
•	the introduction of new technologies or enhancements to existing technology by us or others in our industry;
•	our inability to establish additional collaborations;
•	departures of key scientific or management personnel;
•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;
•	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;
•	publication of research reports about us or our industry, or antibody discovery in particular, or positive or negative recommendations or withdrawal of research coverage by securities analysts;
•	changes in the market valuations of similar companies;
•	overall performance of the equity markets;
•	sales of our common shares by us or our shareholders in the future;
•	trading volume of our common shares;
•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;
•	significant lawsuits, including patent or shareholder litigation;
•	the impact of the ongoing COVID-19 pandemic on our business;
•	general political and economic conditions; and
•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and The Nasdaq Global Select Market and technology and life sciences companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common shares, regardless of our actual operating performance. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business, financial condition and results of operations.

We are currently an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding nonbinding advisory votes on executive compensation and shareholder approval of any golden parachute payments not previously approved, and an exemption from compliance with the requirement of the Public Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements. We could be an emerging growth company for up to five years following the year in which we completed our IPO, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the closing of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common shares that are held by non-affiliates to exceed $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

In addition, based on our current market capitalization, we may lose emerging growth company status in the near future, and the loss of such status may require us to incur significant additional costs as we transition to complying with the various reporting requirements applicable to other public companies that are not emerging growth companies.

We have incurred and will continue to incur significant increased costs as a result of operating as a public company, and our management has and will be required to devote substantial time to new compliance initiatives.

As a public company, we have incurred and will incur significant legal, accounting, insurance and other expenses that we did not incur as a private company. We are subject to the reporting requirements of the Exchange Act, which requires, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC, and The Nasdaq Global Select Market to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas, such as “say-on-pay” and proxy access. Recent legislation permits emerging growth companies to implement many of these requirements over a longer period and up to five years from the pricing of our IPO. We intend to take advantage of this new legislation but cannot guarantee that we will not be required to implement these requirements sooner than budgeted or planned and thereby incur unexpected expenses. Shareholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

These rules and regulations applicable to public companies have increased and will continue to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition, and results of operations. The increased costs will decrease our net income or increase our net loss and may require us to reduce costs in other areas of our business or increase the prices we charge for our data packages. For example, these rules and regulations have made it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers.

Pursuant to Section 404, in our second annual report due to be filed with the SEC after becoming a public company, we will be required to furnish a report by our management on our internal control over financial reporting. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing whether such controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm the market price of our shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our common shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrades our common shares or publishes inaccurate or unfavorable research about our business, our share price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our shares could decrease, which might cause our share price and trading volume to decline.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

Sale of Unregistered Securities

There were no unregistered sales of the Company’s equity securities during the three and six months ended June 30, 2021.

Use of Proceeds from our Initial Public Offering

On December 15, 2020, we completed the initial public offering, or IPO, of our common shares pursuant to which we issued and sold 27,772,500 common shares at a price to the public of $20.00 per share, which included the exercise in full of the underwriters’ option to purchase additional common shares. The offer and sale of all of the common shares in our IPO was registered under the Securities Act pursuant to a registration statement on Form S-1, as amended (File No. 333-250838), which was declared effective by the SEC on December 10, 2020.

We received aggregate gross proceeds from our IPO of $555.5 million, or aggregate net proceeds of $522.8 million after deducting underwriting discounts and commissions and other offering costs. None of the underwriting discounts and commissions or offering expenses were incurred or paid, directly or indirectly, to any of our directors or officers or their associates or to persons owning 10% or more of our common shares or to any of our affiliates.

Cash used since the IPO is described elsewhere in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our periodic reports filed with the SEC. There has been no material change in our planned use of the net proceeds from the IPO as described in the final prospectus for our IPO.

Item 3. Defaults Upon Senior Securities.

Not applicable.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

None.

Item 6. Exhibits.

The following exhibits are filed with this Quarterly Report on Form 10-Q:

Exhibit Number	Description

3.1	Articles of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 filed on March 30, 2021).
4.1

Amended and Restated Investors Rights Agreement among the Registrant and certain of its shareholders, dated March 23, 2020 (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-250838) filed on November 20, 2020).

4.2	Form of Specimen Common Share Certificate (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-250838) filed on December 7, 2020).
31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2**	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS*	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.
**

The certifications furnished in Exhibit 32.1 and 32.2 hereto are deemed to be furnished with this Quarterly Report on Form 10-Q and will not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Registrant specifically incorporates them by reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AbCellera Biologics Inc.

Date: August 13, 2021	By:	/s/ Carl L.G. Hansen
Carl L.G. Hansen, Ph.D. Chief Executive Officer (Principal Executive Officer)

Date: August 13, 2021	By:	/s/ Andrew Booth
Andrew Booth Chief Financial Officer
(Principal Financial Officer)